Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

CREDO PETROLEUM CORPORATION

and

UNITED OIL CORPORATION,

as Borrowers,

and

BOKF, N.A., A NATIONAL BANKING ASSOCIATION,

 D/B/A BANK OF OKLAHOMA,

as Lender

$25,000,000

dated as of

FEBRUARY 16, 2012

i

EXHIBITS

EXHIBIT A	FORM OF REQUEST FOR BORROWING
EXHIBIT B	FORM OF REQUEST FOR LETTER OF CREDIT
EXHIBIT C	FORM OF NOTICE OF CONTINUATION OR CONVERSION
EXHIBIT D	FORM OF CERTIFICATE OF FINANCIAL OFFICER
EXHIBIT E	FORM OF CERTIFICATE OF OWNERSHIP INTERESTS
EXHIBIT F	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT G	FORM OF FACILITY GUARANTY
EXHIBIT H	FORM OF BORROWER PLEDGE AGREEMENT
EXHIBIT I	FORM OF SUBSIDIARY PLEDGE AGREEMENT
EXHIBIT J	FORM OF PROMISSORY NOTE

SCHEDULES

SCHEDULE 1      DISCLOSURE SCHEDULE

CREDIT AGREEMENT

This Credit Agreement is entered into as of February 16, 2012, among Credo Petroleum Corporation, a Delaware corporation (“Credo”), and United Oil Corporation, an Oklahoma corporation (“UOC”), as Borrowers, and BOKF, N.A., a National Banking Association, d/b/a Bank of Oklahoma, as Lender.

Recitals

Borrowers have requested that Lender provide Borrowers with a revolving credit facility, and Lender is willing to provide such facility on the terms and subject to the conditions hereafter set forth.

Agreement

In consideration of the premises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lender agree as follows:

ARTICLE I
TERMS DEFINED

Section 1.1            Definitions.  The following terms, as used herein, have the following meanings:

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Lender to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Mineral Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, with respect to clause (a) or (b), the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affected Loans” has the meaning specified in Section 12.4.

“Affected Type” has the meaning specified in Section 12.4.

“Affiliate” means, as to any Person (including any Credit Party), any Subsidiary of such Person, or any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person and, with respect to any Credit Party, means, any director, executive officer, general partner or manager of such Credit Party and any Person who holds 10% or more of the voting stock, partnership interests, membership interests or other ownership interests of such Credit Party.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, membership interests or partnership interests, or by contract or otherwise.

“Agent” means any agent appointed hereunder from time to time.

“Agreement” means this Credit Agreement as the same may hereafter be modified, amended or supplemented from time to time.

“Applicable Environmental Law” means any federal, state or local law, common law, ordinance, regulation or policy, as well as order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, or Hazardous Substances (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under, or about any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party including, without limitation, soil, groundwater, and indoor and ambient air conditions.

“Applicable Lending Office” means, for each Type of Revolving Loan, the “Lending Office” of Lender (or of an affiliate of Lender) designated for such Type of Revolving Loan on the signature pages hereof or such other office of Lender (or an affiliate of Lender) as Lender may from time to time specify to Borrowers by written notice in accordance with the terms hereof as the office by which Revolving Loans of such Type are to be made and maintained.

“Applicable Margin” means, on any date, with respect to each Type of Revolving Loan, an amount determined by reference to the ratio of Outstanding Credit to the Borrowing Base on such date in accordance with the table below:

Tier	Percentage of Borrowing Base Utilized by Outstanding Credit	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee
I	greater than or equal to 90%	2.75%	1.50%	0.50%
II	greater than or equal to 75% and less than 90%	2.50%	1.25%	0.50%
III	greater than or equal to 50% and less than 75%	2.25%	1.00%	0.50%
IV	greater than or equal to 25% and less than 50%	2.00%	0.75%	0.375%
V	less than 25%	1.75%	0.50%	0.375%

“Approved Fund” means any Fund that is administered or managed by (a) Lender, (b) an Affiliate of Lender, or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Approved Petroleum Engineer” means LaRoche Petroleum Consultants, Ltd., or any other reputable firm of independent petroleum engineers as shall be selected by Borrowers and approved by Lender, such approval not to be unreasonably withheld.

“Asset Disposition” means the sale, assignment, lease, license, transfer, exchange or other disposition by any Credit Party of all or substantially all of its right, title and interest in any Borrowing Base Property.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement substantially in the form of Exhibit F attached hereto.

“Authorized Officer” means, as to any Person, its President, Chief Executive Officer or Chief Financial Officer.

“Availability” means, as of any date, the remainder of (a) the Borrowing Base in effect on such date, minus (b) the Outstanding Credit on such date.

“Base Rate” means, for any day, the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 0.50%, and (b) the Prime Rate for such day.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective automatically and without notice to Borrowers on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loan” means the portion of the principal of the Revolving Loan bearing interest with reference to the Base Rate.

“Board” means the board of directors of each Borrower, as applicable.

“Borrower” means individually each of Credo and UOC.  Credo and UOC collectively are referred to herein as “Borrowers.”

“Borrowers’ Knowledge” means the actual knowledge of the Chief Executive Officer or Chief Financial Officer of the Borrowers.

“Borrower Pledge Agreement” means a pledge agreement substantially in the form of Exhibit H attached hereto (with applicable conforming changes) to be executed by each Borrower pursuant to which each Borrower shall pledge to Lender, all of the issued and outstanding Equity owned by each Borrower of each Subsidiary described therein to secure the Obligations.

“Borrowing” means any disbursement to Borrowers under, or to satisfy the Obligations of any Credit Party under, any of the Loan Documents.  Any Borrowing that will constitute a part of the Base Rate Loan is referred to herein as a “Base Rate Borrowing,” and any Borrowing that will constitute a Eurodollar Loan, is referred to herein as a “Eurodollar Borrowing.”

“Borrowing Base” has the meaning specified in Section 4.1 hereof.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Outstanding Credit on such date exceeds the Borrowing Base in effect on such date.

“Borrowing Base Properties” means all Mineral Interests evaluated by Lender for purposes of establishing the Borrowing Base.

“Borrowing Date” means the Eurodollar Business Day or the Domestic Business Day, as the case may be, upon which the proceeds of any Borrowing are made available to Borrowers or to satisfy any Obligation of any Credit Party.

“Certificate of Ownership Interests” means a Certificate of Ownership Interests in the form of Exhibit E attached hereto to be executed and delivered by an Authorized Officer of the appropriate Borrower pursuant to Section 6.1(a)(xi) hereof.

“Change of Control” means that, for any reason, (a) any Person or group (as defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act), shall become the direct or indirect beneficial owner (as defined in Section 13(d)(3) of the Exchange Act) of 35% or more of the Equity of Credo, (b) UOC ceases to be a wholly owned subsidiary of Credo, (c) any Credit Party (other than Borrowers) shall cease to be a wholly owned direct or indirect Subsidiary of a Borrower, or (d) members of the applicable Incumbent Board cease to constitute a majority of the Board.  “Incumbent Board” means (i) members of the Board of Directors of the Company as of the Closing Date, to the extent that they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board of Directors after the Closing Date, if such individual’s election or nomination for election as a director was approved by a vote of at least 75% of the then applicable Incumbent Board.

“Closing Date” means the date upon which all of the conditions precedent set forth in Section 6.1 have been satisfied; provided, that, in no event shall such date be later than December 15, 2011.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means the Commitment of Lender, which shall be at any time the lesser of the Maximum Amount and the then effective Borrowing Base, as such amount may be terminated or reduced from time to time pursuant to Section 2.8 and Section 2.9.

“Commitment Fee Percentage” means, on any day, the percentage per annum set forth in the definition of “Applicable Margin” for the Tier then in effect.

“Consolidated Current Assets” means, for any Person at any time, the current assets of such Person and its Consolidated Subsidiaries at such time, plus, in the case of Borrowers, the Availability at such time.  For purposes of this definition any non-cash gains on any Hedge Agreement resulting from the requirements of SFAS 133 for any period of determination shall not be included in the determination of current assets for such Person and its Consolidated Subsidiaries.

“Consolidated Current Liabilities” means, for any Person at any time, the current liabilities of such Person and its Consolidated Subsidiaries at such time, but, in the case of Borrowers, excluding the current portion (if any) of the outstanding principal balance of the Revolving Loan.  For purposes of this definition, any non-cash losses or charges on any Hedge Agreement resulting from the requirements of SFAS 133 for any period of determination shall be excluded from the determination of current liabilities of such Person and its Consolidated Subsidiaries.

“Consolidated EBITDAX” means, for any Person for any period: (a) Consolidated Net Income of such Person for such period; plus, to the extent deducted and not otherwise included in the calculation of Consolidated Net Income, (b) the sum of (i) income or franchise Taxes paid or accrued; (ii) Consolidated Interest Expense; (iii) amortization, depletion and depreciation expense; (iv) any non-cash losses or charges on any Hedge Agreement resulting from the requirements of SFAS 133 for that period; (v) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); and (vi) costs and expenses associated with, and attributable to, oil and gas capital expenditures that are expensed rather than capitalized.  Notwithstanding anything to the contrary contained herein, all calculations of Consolidated EBITDAX shall be (A) in all respects, acceptable to, and approved by, Lender, and (B) for any Fiscal Quarter during which Borrower has consummated an acquisition or disposition (to the extent permitted hereunder) of properties or assets, (1) calculated and determined on a pro forma basis as if such acquisition or disposition was consummated on the first day of such Fiscal Quarter, and (2) accompanied by supporting calculations and other information as requested by Lender in its sole discretion.

“Consolidated Funded Indebtedness” means, for any Person for any period, all Indebtedness of such Person and its Consolidated Subsidiaries determined on a consolidated basis for such period.

“Consolidated Interest Expense” means, for any Person for any period, the interest expense for such Person and its Consolidated Subsidiaries for such period.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period.

“Consolidated Subsidiary” or “Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements.

“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.5 hereof and/or Article XII hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contract Rate” has the meaning specified in Section 2.5(f).

“Conversion Date” has the meaning specified in Section 2.5(c).

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.5 and/or Article XII hereof of all or a portion of one Type of Revolving Loan into another Type of Revolving Loan.

“Credit Parties” means, collectively, Borrowers and each Subsidiary, and “Credit Party” means any one of the foregoing.

“Credo” has the meaning specified in the preamble.

“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to any principal of the Revolving Loan or any other amount payable by Borrowers under any loan paper that is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of (i) 3.00%, plus (ii) the Applicable Margin for Base Rate Loans set forth in Tier I of the definition thereto, plus (iii) the Base Rate as in effect from time to time (provided, that if such amount in default is principal of a Eurodollar Borrowing and the due date is a day other than the last day of an Interest Period therefor, the Default Rate for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, the sum of (a) 3.00%, plus (b) the Applicable Margin for Eurodollar Loans set forth in Tier I of the definition thereto, plus (c) the Eurodollar Rate for such Borrowing for such Interest Period as provided in Section 2.5 hereof, and thereafter, the rate provided for above in this definition).

“Disclosure Schedule” means Schedule 1 hereto.

“Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, joint venture, limited liability company, membership or other interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other interest of such Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other interest of such Person.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which national banks in Denver, Colorado, are authorized by Law to close.

“Domestic Lending Office” means (a) Lender’s office located at its address identified on Schedule 1 hereto as its Domestic Lending Office, (b) Lender’s office located at its address identified on Schedule 1 hereto as its Domestic Lending Office, or (c) such other office as Lender may hereafter designate as its Domestic Lending Office by notice to Borrowers.

“Election Notice” has the meaning specified in Section 4.5.

“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against any Credit Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Credit Party, (b) a Hazardous Discharge caused, in whole or in part, by any Credit Party or by any Person acting on behalf of or at the instruction of any Credit Party, or (c) any violation of any Applicable Environmental Law by any Credit Party.

“Equity” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business under common control with any Credit Party as determined under section 4001(a)(14) of ERISA.

“Eurodollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in the applicable Eurodollar interbank market.

“Eurodollar Lending Office” means (a) Lender’s office, branch or affiliate located at its address identified on Schedule 1 hereto as its Eurodollar Lending Office, (b) Lender’s office, branch or affiliate located at its address identified on Schedule 1 hereto as its Eurodollar Lending Office, or (c) such other office, branch or affiliate of Lender as it may hereafter designate as its Eurodollar Lending Office by notice to Borrowers and Lender.

“Eurodollar Loans” means Revolving Loans that bear interest at rates based upon the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided, that, if no such British Bankers’ Association LIBOR rate is available to Lender, the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by Lender to be the rate at which Lender or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period, in the appropriate amount of Lender’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Events of Default” has the meaning specified in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” refers to an “Exhibit” attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

“Existing Letters of Credit” means those Letters of Credit set forth in Section 1 of the Disclosure Schedule.

“Existing Reserve Report” means an engineering and economic analysis of the Borrowing Base Properties prepared effective as of October 31, 2010, and dated December 13, 2010, prepared by LaRoche Petroleum Consultants.

“Facility Guaranty” means a Guaranty substantially in the form of Exhibit G attached hereto to be executed by each Subsidiary of Borrowers (other than the Immaterial Subsidiaries) in favor of Lender, pursuant to which such Subsidiary of a Borrower guarantees payment and performance in full of the Obligations.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if such rate is not so published on such next succeeding Domestic Business Day, the Federal Funds Rate for any day shall be the average rate charged to Lender on such day on such transactions as determined by Lender.

“Financial Officer” of any Person means its Chief Financial Officer; provided, that if no Person serves in such capacity, “Financial Officer” shall mean the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, cash management and similar functions.

“Fiscal Quarter” means the fiscal quarter of Borrowers, ending on the last day of each January, April, July and October of each year.

“Fiscal Year” means the fiscal year of Borrowers, ending on October 31.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the SEC or the Financial Accounting Standards Board (or any generally recognized successor) and that are consistently applied for all periods after the Closing Date so as to properly reflect the financial condition, and the results of operations and changes in financial position, of a Borrower and its Consolidated Subsidiaries, except that any accounting principle or practice required to be changed by the SEC or Financial Accounting Standards Board in order to continue as a generally accepted accounting principle or practice may be so changed.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Credit Party owns an interest, has, or may have, a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means any court or governmental department, commission, board, bureau, agency, or instrumentality of any nation or of any province, state, commonwealth, nation, tribe or reservation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party.

“Hazardous Substance” means any pollutant, toxic substance, hazardous waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Applicable Environmental Law or which is otherwise regulated by any Applicable Environmental Law or is required to be investigated or remediated by or pursuant to any Applicable Environmental Law.

“Hedge Agreements” means, collectively, any agreement, instrument, arrangement or schedule or supplement thereto evidencing any Hedge Transaction, including the ISDA Agreement and any account application or trading authorization relating thereto.

“Hedge Transaction” means any financial derivative transaction under SFAS 133 pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions.  Hedge Transactions expressly include Oil and Gas Hedge Transactions.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“Immaterial Subsidiaries” means SECO Energy Corporation, a Nevada corporation and McKinley Resources, LLC, a Colorado limited liability company; provided that each such Subsidiary shall cease to be considered an Immaterial Subsidiary automatically if such Subsidiary owns assets with a fair market value of more than $2,000,000.

“Immaterial Title Deficiencies” means, with respect to Borrowing Base Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters that do not, individually or in the aggregate, affect Borrowing Base Properties with a Recognized Value greater than 5% of the Recognized Value of all of such Borrowing Base Properties.

“Indebtedness” means, for any Person at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations, other than usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business and in accordance with customary trade terms and that are not more than ninety )90) days past the invoice date, (g) all amounts due and payable pursuant to any Hedge Agreement, and (h) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in subsections (a) through (g) preceding.

“Indemnified Party” has the meaning specified in Section 13.3(b).

“Indirect Subsidiary” has the meaning specified in the definition of “Subsidiary Pledge Agreement.”

“Initial Borrowing Base” means a Borrowing Base in the amount of $7,000,000, which shall be in effect during the period commencing on the Closing Date and continuing until the first Redetermination after the Closing Date.

“Interest Period” means, with respect to each Eurodollar Borrowing and each Continuation of Eurodollar Loans and each Conversion of all or part of the Base Rate Loan to Eurodollar Loans, the period commencing on the date of such Borrowing, Continuation or Conversion and ending one (1), three (3), six (6) or nine (9) months thereafter, as Borrowers may elect in the applicable Request for Borrowing or Notice of Continuation or Conversion; provided, that:

(a)           any Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(b)           any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month;

(c)           if any Interest Period includes a date on which any payment of principal of the Eurodollar Loans that are the subject of such Borrowing, Continuation or Conversion is required to be made hereunder, but does not end on such date, then (i) the principal amount of such Eurodollar Loans required to be repaid on such date shall have an Interest Period ending on such date, and (ii) the remainder of each such Eurodollar Loan shall have an Interest Period determined as set forth above; and

(d)           no Interest Period shall extend past the Termination Date.

“Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock or other securities of, or interests in, any other Person; provided, that, “Investment” shall not include current customer and trade accounts that are payable in accordance with customary trade terms.

“ISDA Agreement” means an ISDA Master Agreement entered into prior to or concurrently with the execution of this Agreement, between Borrowers and Lender governing Hedge Transactions arranged by Lender on behalf of Borrowers and as to which Lender is named as the counterparty.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

“Lender” means BOKF, N.A., a National Banking Association, d/b/a Bank of Oklahoma, or any successor thereto, whether acting in its capacity as Lender or as Letter of Credit Issuer.

“Lender/Borrower Hedging Obligations” means any Hedge Agreement or Hedge Transaction entered into with Lender or any Affiliate of Lender.

“Lender/Borrower Hedging Settlement Date” means, with respect to any Lender/Borrower Hedging Obligation, the first date upon which, under the ISDA Agreement, payment or delivery is due from Borrowers to Lender or any Affiliate of Lender for any amount payable in respect of such Lender/Borrower Hedging Obligation; provided that such date may be extended in writing by Lender or an Affiliate of Lender and Borrowers in the relevant confirmation or other document delivered pursuant to or in connection with the ISDA Agreement.

“Lending Office” means Lender’s Domestic Lending Office or its Eurodollar Lending Office, as the context may require.

“Letter of Credit Exposure” means the unfunded portion and the funded but unreimbursed portion of Letters of Credit outstanding at any time.

“Letter of Credit Fee” means, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to the greater of (a) $400, or (b) 2.25% of the stated amount of such Letter of Credit (calculated on a per annum basis based on the stated term of such Letter of Credit).

“Letter of Credit Issuer” has the meaning set forth in Section 2.1(b).

“Letters of Credit” means letters of credit issued for the account of a Borrower and its Subsidiaries pursuant to Section 2.1(b) and shall include the Existing Letters of Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, financing statement or encumbrance of any kind with respect to such asset.  For the purposes of this Agreement, the Credit Parties shall be deemed to own subject to a Lien any asset that is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Note, all Mortgages now or at any time hereafter delivered pursuant to Section 5.1, each Facility Guaranty that may now or hereafter be executed, each Borrower Pledge Agreement that may now or hereafter be executed, each Subsidiary Pledge Agreement that may now or hereafter be executed, all Letters of Credit, all Hedge Agreements entered into with Lender or one of its Affiliates, and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Change” means any circumstance or event that has or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, financial condition, or results of operations of Borrowers, taken as a whole, or the Credit Parties, taken as a whole, (b) the right or ability of any Credit Party to fully, completely and timely perform its obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document against any Credit Party that is a party thereto, or (d) the validity, perfection or priority of any material Lien intended to be created under or pursuant to any Loan Document to secure the Obligations.

“Material Agreement” means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, that is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interest owned by any Credit Party is bound, a net gas imbalance to all such Credit Parties in excess of $500,000 in the aggregate.

“Maximum Amount” means $25,000,000.

“Maximum Lawful Rate” means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest that, at the time in question would not cause the interest charged on the portion of the Revolving Loan owed to Lender at such time to exceed the maximum amount that Lender would be allowed to contract for, charge, take, reserve, or receive under applicable Laws after taking into account, to the extent required by applicable Laws, any and all relevant payments or charges under the Loan Documents.

“Mineral Interests” means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Laws, that now or hereafter include all or any part of the foregoing.

“Monthly Date” means the last day of each calendar month.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 5.1 hereof.  All Mortgages shall be in form and substance satisfactory to Lender in its sole discretion.

“Net Mark-to-Market Exposure” means, in respect of any one or more Lender/Borrower Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Lender/Borrower Hedging Obligations, (a) for any date on or after the date such Lender/Borrower Hedging Obligations have been closed out and termination value(s) determined in accordance with the ISDA Agreement, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Lender/Borrower Hedging Obligations, in either case as determined by Lender in its sole discretion.

“Non-Excluded Taxes” has the meaning specified in Section 12.6(a).

“Note” has the meaning set forth in Section 2.4, and includes all modifications, extensions, renewals, and rearrangements thereof.

“Notice of Continuation or Conversion” has the meaning specified in Section 2.5(c).

“Obligations” means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of each Credit Party to Lender or any Affiliate of Lender arising pursuant to the Loan Documents or pursuant to Lender/Borrower Hedging Obligation, and all interest accrued thereon and costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

“Oil and Gas Hedge Transaction” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.

“Other Taxes” has the meaning specified in Section 12.6(b).

“Outstanding Credit” means, on any date, the sum of (a) the aggregate outstanding principal balance of the Revolving Loan on such date, including the amount of any Borrowing to be made on such date, plus (b) the sum of the face amounts of all Letters of Credit outstanding on such date, including the face amount of any Letter of Credit to be issued on such date, plus (c) the sum of all amounts due and payable pursuant to any Lender/Borrower Hedging Obligation.

“Participant” has the meaning specified in Section 13.9(b).

“Patriot Act” has the meaning specified in Section 13.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” means with respect to any asset:

(a)           Liens securing the Obligations;

(b)           minor defects in title that do not secure the payment of money and otherwise have no Material Adverse Effect on the value or the operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include, but not be limited to, easements, rights-of-way, servitudes, permits, surface leases and other similar rights with respect to surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or with respect to any of the properties of any Credit Party that are customarily granted in the oil and gas industry;

(c)           inchoate statutory or operators’ Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests that are not more than sixty (60) days delinquent (except to the extent permitted by Section 8.7);

(d)           mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising by operation of Law in the ordinary course of business that are not more than sixty (60) days delinquent (except to the extent permitted by Section 8.7), or if delinquent, are being contested in good faith in the normal course of business;

(e)           Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 8.7; and

(f)            lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest.

“Permitted Investments” means (a) readily marketable direct obligations of the United States of America (or investments in mutual funds or similar funds that invest solely in such obligations), (b) fully insured demand or time deposits and certificates of deposit with maturities of one (1) year or less of any commercial bank operating in the United States having capital and surplus in excess of $500,000,000, (c) commercial paper of a domestic issuer if at the time of purchase such Document is rated in one of the two (2) highest ratings categories of Standard and Poor’s Corporation or Moody’s Investors Service, (d) Investments by any Credit Party in a Subsidiary of a Borrower that has provided a Facility Guaranty and the Equity of which has been pledged to Lender pursuant to a Borrower Pledge Agreement or a Subsidiary Pledge Agreement, (e) Investments existing on the date hereof and described in Section 9.8 of the Disclosure Schedule, (f) Investments in the ordinary course of business under standard form operating agreements, pooling agreements and unitization agreements; (g) Investments in the ordinary course of business with respect to properties that are not owned by a Credit Party under farm-in agreements and participation agreements; and (h) other Investments; provided, that, the aggregate amount of all other Investments made pursuant to this subsection (h) outstanding at any time shall not exceed $250,000 (measured on a cost basis).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Government Authority.

“Plan” means (a) with respect to a Credit Party, an employee benefit plan within the meaning of section 3(3) of ERISA, and any other similar plan, policy or arrangement, including an employment contract, whether formal or informal and whether legally binding or not, under which any Credit Party has any current or future obligation or liability or under which any present or former employee of any Credit Party, or such present or former employee’s dependents or beneficiaries, has any current or future right to benefits resulting from the present or former employee’s employment relationship with any Credit Party, and (b) with respect to an ERISA Affiliate, a plan described in clause (a) preceding if, and only if, such plan is subject to Title IV of ERISA.

“Prime Rate” means the per annum rate of interest established from time to time by Lender as its prime rate, which rate may not be the lowest rate of interest charged by Lender to its customers.

“Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Nonproducing Mineral Interests, and Proved Undeveloped Mineral Interests.

“Proved Nonproducing Mineral Interests” means all Mineral Interests that constitute proved developed nonproducing reserves.

“Proved Producing Mineral Interests” means all Mineral Interests that constitute proved developed producing reserves.

“Proved Undeveloped Mineral Interests” means all Mineral Interests that constitute proved undeveloped reserves.

“Purchasers” has the meaning specified in Section 13.9(c).

“Quarterly Date” means the last day of each January, April, July and October.

“RCRA” has the meaning specified in Section 7.14.

“Recognized Value” means, with respect to all Proved Mineral Interests, the portion of the Borrowing Base that Lender attributes to such Proved Mineral Interests for purposes of the most recent redetermination of the Borrowing Base pursuant to Article IV hereof (or for purposes of determining the Initial Borrowing Base in the event no such redetermination has occurred), based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from all such Proved Mineral Interests.

“Redetermination” means any Scheduled Redetermination, Special Redetermination or other redetermination of the Borrowing Base pursuant to Section 4.4.

“Redetermination Date” means (a) with respect to any Scheduled Redetermination, each May 1 and November 1, commencing May 1, 2012, (b) with respect to any Special Redetermination, the first day of the first month that is not less than twenty (20) Domestic Business Days following the date of a request for a Special Redetermination, and (c) with respect to any redetermination of the Borrowing Base pursuant to Section 4.4, the date of the consummation of any applicable Asset Disposition. The Closing Date shall also constitute a Redetermination Date for purposes of this Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, as in effect from time to time.

“Request for Borrowing” has the meaning specified in Section 2.2(a).

“Request for Letter of Credit” has the meaning specified in Section 2.3(a).

“Required Reserve Value” means Proved Mineral Interests that have a Recognized Value of not less than 100% of the Recognized Value of all Proved Mineral Interests held by Borrowers and their Subsidiaries and included in the Borrowing Base.

“Reserve Report” means an unsuperseded engineering analysis of the Mineral Interests owned by Borrowers, in form and substance reasonably acceptable to Lender, prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial

Accounting Standards Board Statement 69.  Each Reserve Report required to be delivered by December 31 of each year, pursuant to Section 4.1 shall be prepared by the Approved Petroleum Engineer.  Each other Reserve Report shall be prepared by either (a) the Approved Petroleum Engineer, or (b) Credo’s in-house staff, and shall include a detailed reconciliation from the most recently delivered Reserve Report prepared by the Approved Petroleum Engineer.  Notwithstanding the foregoing, in connection with any Special Redetermination requested by Borrowers, the Reserve Report shall be in form and scope mutually acceptable to Borrowers and Lender.  Until superseded, the Existing Reserve Report shall be considered the Reserve Report.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against, in the case of Eurodollar Loans, “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets that include Eurodollar Loans.

“Restricted Payment” means, with respect to any Person, (a) any Distribution by such Person, or (b) the retirement, redemption, defeasance, repurchase or prepayment prior to scheduled maturity by such Person or any Affiliate of such Person of any Indebtedness of such Person.

“Revolving Loan” means the revolving credit loan in an amount outstanding at any time not to exceed the lesser of (a) the Borrowing Base then in effect, and (b) the amount of (i) the Commitment then in effect less (ii) the amount of the Letter Credit Exposure then outstanding to be made by Lender to Borrowers in accordance with Section 2.1 hereof, less (iii) the sum of all amounts due and payable pursuant to any Lender/Borrower Hedging Obligation. The Revolving Loan may be comprised of the Base Rate Loan and one or more Eurodollar Loans as Borrowers may select in a Request for Borrowing or a Notice of Continuation or Conversion.

“Schedule” means a “Schedule” attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

“Scheduled Redetermination” means any Redetermination of the Borrowing Base pursuant to Section 4.2.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” refers to a “Section” or “Subsection” of this Agreement unless specifically indicated otherwise.

“Special Redetermination” means any Redetermination of the Borrowing Base pursuant to Section 4.3.

“Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person.  The term “Subsidiary” shall include Subsidiaries of Subsidiaries (and so on).

“Subsidiary Pledge Agreement” means a pledge agreement substantially in the form of Exhibit I attached hereto (with applicable conforming changes) to be executed by each existing or future Subsidiary of a Borrower to the extent such Subsidiary owns any outstanding Equity of any other Subsidiary of a Borrower (for purposes of this definition and Section 5.1(d) hereof, such Subsidiary is referred to herein and therein as an “Indirect Subsidiary”), pursuant to which such Indirect Subsidiary shall pledge to Lender, all of the issued and outstanding Equity owned by such Indirect Subsidiary of each Subsidiary of such Indirect Subsidiary described therein to secure the Obligations.

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any Governmental Authority.  “Tax” means any one of the foregoing.

“Termination Date” means February 16, 2016.

“Transferee” has the meaning given such term in Section 13.9(d).

“Type” means, with reference to a Revolving Loan, the characterization of such Revolving Loan as the Base Rate Loan or a Eurodollar Loan based on the method by which the accrual of interest on such Revolving Loan is calculated.

“UOC” has the meaning specified in the preamble.

Section 1.2            Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be expressed in U.S. dollars and shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Lender except for changes concurred in by such Borrower’s independent certified public accountants and that are disclosed to Lender on the next date on which financial statements are required to be delivered to Lender pursuant to Section 8.1(a) or Section 8.1(b); provided, that, unless Lender shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.3            Petroleum Terms.  As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers, or its successor.

Section 1.4            Money.  Unless expressly stipulated otherwise, all references herein to “dollars,” “money,” “funds,” “payments,” “prepayments” or similar financial or monetary terms, are references to currency of the United States of America.

Section 1.5            Terms Generally; References and Titles.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules, without further qualification, shall be construed to refer to Articles, Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, and (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof.  Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The phrases “this Section” and “this Subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  The word “or” is not exclusive.  References to “days” shall mean calendar days, unless the term “Domestic Business Day” or “Eurodollar Business Day” is used.  Unless otherwise specified, references herein to any particular Person also refer to such Person’s successors and permitted assigns.

Section 1.6            Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.  All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II
THE CREDIT

Section 2.1            Commitments.

(a)           Lender agrees, subject to Section 2.1(c), Section 6.1 and Section 6.2 and the other terms and conditions set forth in this Agreement, to lend to Borrowers from time to time prior to the Termination Date amounts requested by Borrowers not to exceed in the aggregate at any one time outstanding, the amount of the Commitment reduced by (i) an amount equal to the Letter of Credit Exposure and (ii) the sum of all amounts due and payable pursuant to any Lender/Borrower Hedging Obligation.  Each Borrowing shall be in an aggregate principal amount of $500,000 or any larger integral multiple of $100,000 (except that any Base Rate Borrowing may be in an amount equal to the Availability at such time).  Subject to the foregoing limitations and the other provisions of this Agreement, prior to the Termination Date Borrowers may borrow under this Section 2.1(a), repay amounts borrowed and request new Borrowings to be made under this Section 2.1(a).

(b)           Lender (in such capacity, “Letter of Credit Issuer”) will, from time to time prior to the date that is five (5) Domestic Business Days prior to the Termination Date, upon request by Borrowers, issue Letters of Credit for the account of a Borrower or any Subsidiary (other than the Immaterial Subsidiaries) designated by such Borrower, so long as (i) the sum of (A) the total Letter of Credit Exposure then existing, and (B) the amount of the requested Letter of Credit does not exceed $400,000 and (ii) Borrowers would be entitled to a Borrowing under Section 2.1(a) and Section 2.1(c) in the amount of the requested Letter of Credit. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.  Not less than three (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrowers (and any Subsidiary for whose account such Letter of Credit is being issued) shall execute and deliver to Letter of Credit Issuer, Letter of Credit Issuer’s customary letter of credit application.  Each Letter of Credit shall be in the minimum amount of $10,000 and shall be in form and substance acceptable to Letter of Credit Issuer.  No Letter of Credit shall have an expiration date later than the earlier of (x) the Termination Date, or (y) one (1) year from the date of issuance (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension).  At the time of issuance of each Letter of Credit, Borrowers shall pay to Letter of Credit Issuer with respect to such Letter of Credit the applicable Letter of Credit Fee.  Any (1) material amendment or modification, or (2) renewal or extension of any Letter of Credit shall be deemed to be the issuance of a new Letter of Credit for purposes of this subsection (b).  Notwithstanding anything to the contrary contained herein, Borrowers shall pay to Letter of Credit Issuer in connection with the issuance of each Letter of Credit and any amendment or modification of any nature to any existing Letter of Credit, Letter of Credit Issuer’s usual and customary fees for the issuance of, amendments or modifications to, and processing of, Letters of Credit.

Notwithstanding anything to the contrary contained herein, each Borrower hereby agrees to reimburse Letter of Credit Issuer immediately upon demand by Letter of Credit Issuer, and in immediately available funds, for any payment or disbursement made by Letter of Credit Issuer under any Letter of Credit issued by it.  Payment shall be made by Borrowers with interest on the amount so paid or disbursed by Letter of Credit Issuer from and including the date payment is made under any Letter of Credit to and including the date of payment, at the lesser of (a) the Maximum Lawful Rate, or (b) the Default Rate.  The obligations of Borrowers under this paragraph will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by Borrowers and until all other Obligations shall have been paid in full.

Borrowers shall indemnify and hold Letter of Credit Issuer and its officers, directors, representatives and employees harmless from loss for any claim, demand or liability that may be asserted against any or such indemnified party in connection with actions taken under Letters of Credit or in connection therewith (including losses resulting from the negligence of any or such indemnified party), and shall pay each indemnified party for reasonable fees of attorneys and legal costs paid or incurred by each indemnified party in connection with any matter related to Letters of Credit, except for losses and liabilities incurred as a direct result of the gross negligence or willful misconduct of such indemnified party, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS OWN ORDINARY NEGLIGENCE.  The provisions of this paragraph shall survive the termination of this Agreement.

Letter of Credit Issuer does not make any representation or warranty, nor assumes any responsibility with respect to the validity, legality, sufficiency or enforceability of any letter of credit application executed and delivered in connection with any Letter of Credit issued hereunder or any document relative thereto or to the collectability thereunder.  Letter of Credit Issuer assumes no responsibility for the financial condition of Borrowers or for the performance of any obligation of Borrowers.  Letter of Credit Issuer may use its discretion with respect to exercising or refraining from exercising any rights, or taking or refraining from taking any action that may be vested in it or that it may be entitled to take or assert with respect to any Letter of Credit or any letter of credit application.

(c)           Notwithstanding anything contained herein to the contrary, (i) Lender will not be obligated to lend to Borrowers hereunder, or incur Letter of Credit Exposure, and Borrowers shall not be entitled to borrow hereunder or obtain Letters of Credit hereunder, in an amount that would cause the Outstanding Credit to exceed the Borrowing Base then in effect; and (ii) Lender shall not be obligated to fund Borrowings hereunder, and Borrowers shall not be entitled to Borrowings hereunder, during the existence of a Borrowing Base Deficiency.

Section 2.2            Method of Borrowing.

(a)           In order to request any Borrowing under Section 2.1, Borrowers shall deliver by hand or facsimile to Lender a duly completed request for borrowing (“Request for Borrowing”) prior to 11:00 a.m. (Denver, Colorado time), (i) on the Borrowing Date specified for a proposed Base Rate Borrowing, and (ii) at least three (3) Eurodollar Business Days before the Borrowing Date for a proposed Eurodollar Borrowing.  Each such Request for Borrowing shall be substantially in the form of Exhibit A attached hereto, and shall specify:

(i)            the Borrowing Date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Eurodollar Business Day in the case of a Eurodollar Borrowing;

(ii)           the aggregate amount of such Borrowing;

(iii)          whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)          in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)           Unless Lender determines that any applicable condition specified in Section 6.2 has not been satisfied, Lender will make the aggregate amount of the borrowing available to Borrowers at Lender’s aforesaid address.

Section 2.3            Method of Requesting Letters of Credit.

(a)           In order to request any Letter of Credit hereunder, Borrowers shall deliver by hand or facsimile to Letter of Credit Issuer a duly completed request for letter of credit (“Request for Letter of Credit”) prior to 11:00 a.m. (Denver, Colorado time) at least three (3) Domestic Business Days before the date specified for issuance of such Letter of Credit.  Each Request for Letter of Credit shall be substantially in the form of Exhibit B attached hereto, shall be accompanied by the applicable Letter of Credit Issuer’s duly completed and executed letter of credit application and agreement and shall specify:

(i)            the requested date for issuance of such Letter of Credit;

(ii)           the terms of such requested Letter of Credit, including the name and address of the beneficiary, the stated amount, the expiration date and the conditions under which drafts under such Letter of Credit are to be available; and

(iii)          the purpose of such Letter of Credit.

(b)           Unless Letter of Credit Issuer determines that any applicable condition precedent set forth in Section 6.2 has not been satisfied, Letter of Credit Issuer will issue and deliver such Letter of Credit pursuant to the instructions of Borrowers.

Section 2.4            Note.  Revolving Loans made by Lender shall be evidenced by a promissory note payable to the order of Lender in an amount equal to the Maximum Amount substantially in the form of Exhibit J attached hereto (the “Note”).  Thereafter, the Revolving Loans evidenced by the Note and interest thereon shall at all times (including after assignment pursuant to Section 13.9) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if the Note is a registered note, to such payee and its registered assigns).

Section 2.5            Interest Rates; Payments.

(a)           The principal amount of the Base Rate Loan outstanding from day to day shall bear interest at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the applicable Base Rate in effect from day to day; provided that in no event shall the rate charged hereunder or under the Note exceed the Maximum Lawful Rate.  Interest on the Base Rate Loan shall be payable as it accrues on each Monthly Date, and on the Termination Date.

(b)           The principal amount of each Eurodollar Loan outstanding from day to day shall bear interest for the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the applicable Adjusted Eurodollar Rate; provided that in no event shall the rate charged hereunder or under the Note exceed the Maximum Lawful Rate.  Interest on any portion of the principal of each Eurodollar Loan subject to an Interest Period of one (1), two (2) or three (3) months shall be payable on the last day of the Interest Period applicable thereto.  Interest on any portion of the principal of each Eurodollar Loan subject to an Interest Period of six (6) or nine (9) months shall be payable on the last day of the Interest Period applicable thereto and on each Quarterly Date.

(c)           So long as no Default or Event of Default shall be continuing, subject to the provisions of this Section 2.5, Borrowers shall have the option of having all or any portion of the principal outstanding under the Revolving Loan be a Base Rate Loan or one (1) or more Eurodollar Loans, which shall bear interest at rates determined by reference to the Base Rate and the Adjusted Eurodollar Rate, respectively.  Prior to the termination of each Interest Period with respect to each Eurodollar Loan, Borrowers shall give written notice (a “Notice of Continuation or Conversion”) in the form of Exhibit C attached hereto to Lender of the Type of Revolving Loan which shall be applicable to the principal of such Eurodollar Loan upon the expiration of such Interest Period.  Such Notice of Continuation or Conversion shall be given to Lender at least one (1) Domestic Business Day, in the case of a Base Rate Loan selection and three (3) Eurodollar Business Days, in the case of a Eurodollar Loan selection, prior to the termination of the Interest Period then expiring.  If Borrowers shall specify a Eurodollar Loan, such Notice of Continuation or Conversion shall also specify the length of the succeeding Interest Period (subject to the provisions of the definition of such term) selected by Borrowers.  Each Notice of Continuation or Conversion shall be irrevocable and effective upon notification thereof to Lender.  If the required Notice of Continuation or Conversion shall not have been timely received by Lender, Borrowers shall be deemed to have elected that the principal of the Eurodollar Loan subject to the Interest Period then expiring be Converted to the Base Rate Loan upon the expiration of such Interest Period and Borrowers will be deemed to have given Lender notice of such election.  Subject to the limitations set forth in this Section 2.5(c) on the amount and number of Eurodollar Loans, Borrowers shall have the right to Convert all or any part of the Base Rate Loan to a Eurodollar Loan by giving Lender a Notice of Continuation or Conversion of such election at least three (3) Eurodollar Business Days prior to the date on which Borrowers elect to make such Conversion (a “Conversion Date”).  A Conversion Date selected by Borrowers shall be a Eurodollar Business Day.  Notwithstanding anything in this Section 2.5 to the contrary, no portion of the principal of the Base Rate Loan may be Converted to a Eurodollar Loan and no Eurodollar Loan may be Continued as such when any Default or Event of Default has occurred and is continuing, but each such Eurodollar Loan shall be automatically Converted to the Base Rate Loan on the last day of each applicable Interest Period.  Borrowers shall not be permitted to have more than three (3) Eurodollar Loans in effect at any time.

(d)           Notwithstanding anything to the contrary set forth in Section 2.5(a) or Section 2.5(b) above, after the occurrence of an Event of Default or during the existence of a Borrowing Base Deficiency, interest shall accrue on the outstanding principal balance of the Revolving Loan, and to the extent permitted by Law, on the past due but unpaid interest on the Revolving Loan and all other past due Obligations from the period from and including the occurrence of such Event of Default to but excluding the date the same is remedied at a rate per annum equal to the lesser of (a) the Default Rate, and (b) the Maximum Lawful Rate.

(e)           Lender shall determine each interest rate applicable to the Revolving Loan in accordance with the terms hereof.  Lender shall promptly notify Borrowers by facsimile of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f)            Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Base Rate or the Eurodollar Rate hereunder (the “Contract Rate”) is limited to the Maximum Lawful Rate, any subsequent reductions in the Contract Rate shall not reduce the rate of interest on the Revolving Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Contract Rate had at all times been in effect.  In the event that at maturity (stated or by acceleration), or at final payment of any Revolving Loan, the total amount of interest paid or accrued on such Revolving Loan is less than the amount of interest that would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrowers shall pay to the holder of such Revolving Loan an amount equal to the difference between (i) the lesser of the amount of interest that would have accrued if the Contract Rate had at all times been in effect and the amount of interest that would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Revolving Loan.

(g)           Interest payable hereunder on each Eurodollar Loan shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days.

Interest payable hereunder on the Base Rate Loan shall be computed based on the actual number of days elapsed assuming that each calendar year consisted of 365 days (or 366 days in a leap year).

Section 2.6            Mandatory Prepayments.  Upon the occurrence of any Borrowing Base Deficiency, Borrowers shall make the mandatory prepayments of the Revolving Loan required by Section 4.5 hereof.

Section 2.7            Voluntary Prepayments.  Borrowers may, subject to Section 12.5 and the other provisions of this Agreement, prepay the principal of the Revolving Loan in whole or in part.  Any partial prepayment shall be in a minimum amount of $250,000 and shall be in an integral multiple of $100,000.

Section 2.8            Voluntary Reduction of Commitments.  Borrowers may, by notice to Lender three (3) Domestic Business Days prior to the effective date of any such reduction, reduce the Commitment in amounts not less than $500,000 and in an amount that is an integral multiple of $100,000 or, if less, the remaining amount of the Commitment.  On the effective date of any such reduction, Borrowers shall, to the extent required as a result of such reduction, make a principal payment on the Revolving Loan in an amount sufficient to cause the principal balance of the Revolving Loan then outstanding to be equal to or less than the Commitment as thereby reduced.  Notwithstanding the foregoing, Borrowers shall not be permitted to voluntarily reduce the Commitment to an amount less than the aggregate Letter of Credit Exposure.

Section 2.9            Termination of Commitment; Final Maturity of Revolving Loan.  On the Termination Date (a) the Commitment shall terminate, (b) the entire outstanding principal balance of the Revolving Loan, all interest accrued thereon, all accrued but unpaid fees hereunder and all other outstanding Obligations shall be due and payable in full, and (c) all Lender/Borrower Hedging Obligations shall be terminated and all amounts owed or owing pursuant thereto shall be due and payable in full.

Section 2.10         Application of Payments.  Each repayment pursuant to Section 2.6, Section 2.7, Section 2.8, Section 2.9, and Section 4.5 shall be made together with accrued interest on the amount repaid to the date of payment, and shall be applied in accordance with Article III and the other provisions of this Agreement.

Section 2.11         Commitment Fee.  On the Termination Date, on each Quarterly Date prior to the Termination Date, and, in the event the Commitment is terminated in their entirety prior to the Termination Date, on the date of such termination, Borrowers shall pay to Lender, a commitment fee equal to the Commitment Fee Percentage in effect from day to day (applied on a per annum basis and computed on the basis of actual days elapsed and as if each calendar year consisted of 365 days (or 366 days in a leap year)) of the average daily Availability for the Fiscal Quarter (or portion thereof) ending on the date such payment is due.

Section 2.12         Origination, Agency and other Fees.  Borrowers shall (a) on the Closing Date pay to Lender an origination fee equal to 0.50% of the Initial Borrowing Base, and (b) pay to Lender and its Affiliates such other fees and amounts as Borrowers shall be required to pay to Lender and its Affiliates from time to time pursuant to any separate agreement between Borrowers and Lender or such Affiliates.  Lender may disburse any fees paid to Lender and its Affiliates pursuant to this Section 2.12 in any manner Lender desires in its sole discretion.

ARTICLE III
GENERAL PROVISIONS AS TO PAYMENTS

Section 3.1            Payments of Principal and Interest.  Borrowers shall make each payment of principal of, and interest on, the Revolving Loan, and all fees payable hereunder shall be paid, not later than 11:00 a.m. (Denver, Colorado time) on the date when due, in Federal or other funds immediately available in Denver, Colorado, to Lender at its address set forth on the signature pages hereto, without defense, set-off, deduction or counterclaim.  Whenever any payment of principal of, or interest on, the Base Rate Loan or of fees shall be due on a day that is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, any portion of any Eurodollar Loan shall be due on a day that is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the provisions of the definition of Interest Period).  If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.  Each Borrower hereby authorizes Lender to charge from time to time against such Borrower’s accounts with Lender any amount then due.

Section 3.2            Application of Payments Prior to Event of Default.  Prior to the occurrence of an Event of Default, all principal payments received by Lender with respect to the Revolving Loan shall be applied first to Eurodollar Loans outstanding with Interest Periods ending on the date of such payment, then to the Base Rate Loan, and then to Eurodollar Loans next maturing until such principal payment is fully applied.

Section 3.3            Application of Payments After Event of Default.  After the occurrence of an Event of Default, all amounts collected or received by Lender shall be applied:  (a) first to the payment of all proper costs incurred by Lender in connection with the collection thereof (including reasonable expenses and disbursements of Lender and reasonable attorneys’ fees of Lender), (b) second to the reimbursement of any advances made by Lender to effect performance of any unperformed covenants of any Credit Party under any of the Loan Documents, (c) third to the payment of any unpaid fees required pursuant to Section 2.12, (d) fourth to the payment of any unpaid fees required pursuant to Section 2.1(b) and Section 2.11, (e) fifth, to the payment of all accrued but unpaid interest, and (f) sixth, to the payment to Lender for payment of the outstanding principal of the Revolving Loan and to satisfy all obligations and liabilities then due under Hedge Agreements.  All payments received by Lender after the occurrence of an Event of Default for application to the principal of the Revolving Loan shall be applied by Lender in the manner provided in Section 3.2 above.

ARTICLE IV
BORROWING BASE

Section 4.1            Reserve Report; Proposed Borrowing Base.  The aggregate amount of credit available to Borrowers under this Agreement shall be limited by a borrowing base (“Borrowing Base”) that shall be determined by Lender at the times and in accordance with the standards and procedures set forth in this Article IV.  As soon as available and in any event by December 31 and June 30 of each year, commencing June 30, 2012, Borrowers shall deliver to Lender a Reserve Report prepared as of the immediately preceding October 31 and April 30, respectively.  Simultaneously with the delivery to Lender of each Reserve Report, Borrowers shall notify Lender of the amount of the Borrowing Base that Borrowers request become effective on the next Redetermination Date (or such date promptly following such Redetermination Date as Lender shall elect).

Section 4.2            Scheduled Redeterminations of the Borrowing Base; Procedures and Standards.  Based in part on the Reserve Reports made available to Lender pursuant to Section 4.1, Lender shall redetermine the Borrowing Base on or prior to the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to Lender).  Any Borrowing Base that becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the Borrowing Base requested by Borrowers pursuant to Section 4.1 or Section 4.3 (as applicable), (b) such Borrowing Base shall not exceed the Commitment then in effect, and (c) such Borrowing Base shall be approved by Lender.  Each Redetermination shall be made by Lender in its sole discretion.  Without limiting such discretion, each Borrower acknowledges and agrees that Lender (i) may make such assumptions regarding appropriate existing and projected pricing for Hydrocarbons as it deems appropriate in its sole discretion, (ii) may make such assumptions regarding projected rates and quantities of future production of Hydrocarbons from the Mineral Interests owned by Borrowers as it deems appropriate in its sole discretion, (iii) may consider the projected cash requirements of the Credit Parties, (iv) is not required to consider any asset other than Proved Mineral Interests owned by Borrowers that are subject to first and prior Liens in favor of Lender to the extent required by Section 5.1, and (v) may make such other assumptions, considerations and exclusions as Lender deems appropriate in the exercise of its sole discretion.  It is further acknowledged and agreed that Lender may consider such other credit factors as it deems appropriate in the exercise of its sole discretion and shall have no obligation in connection with any Redetermination to approve any increase from the Borrowing Base in effect prior to such Redetermination.  Promptly following any Redetermination of the Borrowing Base, Lender shall notify Borrowers of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination.

Section 4.3            Special Redetermination.

(a)           In addition to Scheduled Redeterminations, each of Credo and Lender shall be permitted to request a Special Redetermination of the Borrowing Base once each Fiscal Year.  Any request by Lender pursuant to this Section 4.3(a) shall be submitted to Borrowers.  Any request by Credo pursuant to this Section 4.3(a) shall be submitted to Lender and at the time of such request Credo shall (i) deliver to Lender a Reserve Report, and (ii) also notify Lender of the Borrowing Base requested by Credo in connection with such Special Redetermination.

(b)           Any Special Redetermination shall be made by Lender in accordance with the procedures and standards set forth in Section 4.2; provided, that, in connection with any Special Redetermination requested by Lender pursuant to Section 4.3(a), Lender may, in its sole discretion, determine whether a Reserve Report will be required to be delivered.

Section 4.4            Asset Disposition Adjustment.  In addition to the Redeterminations pursuant to Section 4.2 and Section 4.3, Lender shall be permitted to redetermine the Borrowing Base in connection with, and simultaneously with, the consummation of an Asset Disposition described in the proviso of Section 9.5(c), and reduce the Borrowing Base by an amount equal to the Borrowing Base value of the Borrowing Base Properties that are the subject of such Asset Disposition (which shall be the Borrowing Base value assigned thereto by Lender).  In the event Lender elects to redetermine the Borrowing Base in accordance with this Section 4.4, Lender shall notify Borrowers promptly, but in any event no less than five (5) Domestic Business Days prior to the consummation of the Asset Disposition, of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination.  Notwithstanding anything to the contrary contained herein, each Borrower agrees that any such Redetermination pursuant to this Section 4.4 shall not be construed or deemed to be a Special Redetermination hereunder.

Section 4.5            Borrowing Base Deficiency.  To the extent a Borrowing Base Deficiency exists after giving effect to any Redetermination (other than in connection with a Redetermination pursuant to Section 4.4), Borrowers shall, within ten (10) days following notice thereof from Lender, provide written notice (the “Election Notice”) to Lender stating the action which Borrowers propose to take to remedy such Borrowing Base Deficiency, and Borrowers shall thereafter, at their option, either (a) within thirty (30) days following the delivery of the Election Notice, make a prepayment or prepayments of principal on the Revolving Loan in an amount sufficient to eliminate such Borrowing Base Deficiency, (b) eliminate such Borrowing Base Deficiency by making six (6) consecutive mandatory prepayments of principal on the Revolving Loan, each of which shall be in the amount of 1/6th of the amount of such Borrowing Base Deficiency, commencing on the first Monthly Date following the delivery of the Election Notice, and continuing on each Monthly Date thereafter, (c) within forty-five (45) days following the delivery of the Election Notice, submit (and pledge as collateral pursuant to Article V) additional oil and gas properties owned by a Borrower and its Subsidiaries for consideration in connection with the determination of the Borrowing Base which Lender deems sufficient in its sole discretion to eliminate such Borrowing Base Deficiency or (d) eliminate such Borrowing Base Deficiency through a combination of prepayments on the Revolving Loan and submission of additional oil and gas properties for inclusion in the Borrowing Base as set forth in subsections (a) and (c) above.  Notwithstanding the foregoing, upon any Redetermination of the Borrowing Base pursuant to Section 4.4 which results in a Borrowing Base Deficiency (or increase in an existing Borrowing Base Deficiency), Borrowers shall, within one (1) Domestic Business Day of such Redetermination, make a mandatory prepayment of principal on the Revolving Loan in an amount sufficient to eliminate such Borrowing Base Deficiency.

Section 4.6            Borrowing Base Increase Fee. On the date of any Redetermination of the Borrowing Base pursuant to Section 4.2 or Section 4.3 that increases the Borrowing Base, Borrowers shall pay to Lender, a Borrowing Base increase fee equal to 0.50% of the amount of the increase to the Borrowing Base.

Section 4.7            Initial Borrowing Base.  Notwithstanding anything to the contrary contained herein, the Borrowing Base in effect during the period commencing on the Closing Date and ending on the effective date of the first Redetermination after the Closing Date shall be the Initial Borrowing Base.

ARTICLE V
COLLATERAL AND GUARANTEES

Section 5.1            Security.

(a)           The Obligations shall be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering (i) the Required Reserve Value of all Borrowing Base Properties, together with all related assets and interests, including, without limitation, all operating equipment, accounts, inventory, contract rights and all products, proceeds and other interests relating to the ownership, operation and production of such Borrowing Base Properties, and (ii) all of the issued and outstanding Equity owned by Borrowers and each Subsidiary of each Subsidiary; provided that, notwithstanding anything to the contrary herein, so long as no Event of Default has occurred and is continuing, Borrowers shall not be required to pledge the Equity of the Immaterial Subsidiaries.  On the Closing Date, Borrowers shall (1) deliver to Lender, the Mortgages in form and substance acceptable to Lender and duly executed by Borrowers and their Subsidiaries (as applicable), together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 and UCC-3 financing statements (each duly authorized and executed, as applicable) as Lender shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens (subject only to Permitted Encumbrances) in all Borrowing Base Properties and other interests of Borrowers required by this Section 5.1(a).  Each Borrower hereby authorizes Lender, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments or continuation statements as necessary from time to time (in Lender’s discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Documents.

(b)           On or before each Redetermination Date after the Closing Date and at such other times as Lender shall request or as otherwise required hereunder, including, without limitation, pursuant to Section 4.5, each Borrower and its Subsidiaries (other than the Immaterial Subsidiaries) shall execute and deliver to Lender, Mortgages in form and substance acceptable to Lender and duly executed by such Borrower and any such Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 and UCC-3 financing statements (each duly authorized and executed) as Lender shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a) preceding with respect to Borrowing Base Properties acquired by any Borrower and its Subsidiaries subsequent to the last date on which any Borrower or any such Subsidiary was required to execute and deliver Mortgages pursuant to this Section 5.1(b), or which, for any other reason are not the subject of valid, enforceable, perfected first priority Liens (subject only to Permitted Encumbrances) in favor of Lender.

(c)           At any time any Borrower or any of its Subsidiaries is required to execute and deliver Mortgages to Lender pursuant to this Section 5.1, such Borrower shall also deliver to Lender such opinions of counsel (including, if so requested, title opinions addressed to Lender) and other evidence as Lender shall deem necessary or appropriate to verify (i) such Borrower’s or such Subsidiary’s title to the Required Reserve Value of the Proved Mineral Interests that are subject to such Mortgages, (ii) the validity and perfection of the Liens created by such Mortgages, (iii) due execution and delivery of such Mortgages and the validity, binding effect and enforceability thereof, and (iv) such other matters regarding such Mortgages as Lender shall reasonably request.

(d)           To the extent required or contemplated by the terms of Section 5.1(a)(ii), Borrowers or any Subsidiary (as applicable) shall execute and deliver to Lender a Borrower Pledge Agreement or a Subsidiary Pledge Agreement (as applicable) together with (i) all certificates (or other evidence acceptable to Lender) evidencing the issued and outstanding Equity of any such Subsidiary of every class owned by any Borrower or such Indirect Subsidiary (as applicable) which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) such UCC-1 and UCC-3 financing statements as Lender shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(ii) in the issued and outstanding Equity of each such Subsidiary.  At the time of delivery of the foregoing, such Borrower shall also deliver to Lender such opinions of counsel and other evidence as Lender shall deem necessary or appropriate to verify (i) such Borrower’s or the Subsidiary’s title to the Equity that is subject to such pledge agreements, (ii) the perfection of the Liens created by such pledge agreements, (iii) due execution and delivery of such pledge agreements and the validity, binding effect and enforceability thereof, and (iv) such other matters regarding such pledge agreements and financing statements as Lender shall reasonably request.

Section 5.2            Guarantees.  Payment and performance of the Obligations shall be fully guaranteed by each Subsidiary (other than the Immaterial Subsidiaries) pursuant to a Facility Guaranty, and Borrowers shall cause any such applicable Subsidiary to execute and deliver to Lender such Facility Guaranty.  At the time of delivery of any Facility Guaranty, Borrowers shall also deliver to Lender such opinions of counsel and other evidence as Lender shall deem necessary or appropriate to verify that the Facility Guaranty has been duly executed and delivered and is a valid, binding and enforceable agreement of the Subsidiary, and such other matters regarding the Facility Guaranty as Lender shall reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1            Conditions to Initial Borrowing and Participation in Letter of Credit Exposure.  The obligation of Lender to loan the initial Borrowing hereunder and the obligation of Lender to issue any Letter of Credit issued hereunder is subject to the satisfaction of each of the following conditions:

(a)           Closing Deliveries.  Lender shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be acceptable to Lender and each of which shall, unless otherwise indicated, be dated the Closing Date:

(i)            the Note payable to the order of Lender in the amount of the Maximum Amount, duly executed by Borrowers;

(ii)           the Mortgages to be executed on the Closing Date pursuant to Section 5.1(a), duly executed and delivered by Borrowers and each Subsidiary (as applicable), together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements, tax affidavits and applicable department of revenue documentation, in form and substance satisfactory to Lender, creating first and prior Liens in all Borrowing Base Properties (subject only to Permitted Encumbrances);

(iii)          the ISDA Agreement, including the associated account application and trade authorization, in form and substance satisfactory to Lender, duly executed by Borrowers;

(iv)          such financing statements (including, without limitation, the financing statements referenced in Section 6.1(a)(ii)) in form and substance acceptable to Lender (duly authorized) as Lender shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as Lender shall require in its sole discretion;

(v)           a copy of the bylaws, regulations or comparable charter documents, and all amendments thereto, of each Credit Party accompanied by a certificate of the Secretary or comparable Authorized Officer of each such Credit Party that such copy is true, correct and complete as of the Closing Date;

(vi)          certain certificates and other documents issued by the appropriate Governmental Authorities of such jurisdictions as Lender has requested relating to the existence of each Credit Party and to the effect that each such Credit Party is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;

(vii)         a certificate of incumbency of all officers of each Credit Party who will be authorized to execute or attest to any Loan Document, dated the Closing Date, executed by the Secretary or comparable Authorized Officer of each such Credit Party;

(viii)        copies of resolutions or comparable authorizations approving the Loan Documents and authorizing the transactions contemplated by this Agreement and the other Loan Documents, duly adopted by the members or Board (or comparable authority) of each Credit Party accompanied by certificates of the Secretary or comparable officer of each such Credit Party that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the bylaws or comparable charter documents of each such Credit Party, as applicable) by the unanimous written consent of the members, board of directors or board of managers (or comparable authority) of each such Credit Party, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date;

(ix)          a certificate signed by an Authorized Officer of each Borrower stating that (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all respects, (B) no Default or Event of Default has occurred and is continuing, and (C) compliance, as of the Closing Date with the financial covenants set forth in Article X;

(x)           a Certificate of Ownership Interests signed by an Authorized Officer of each Borrower in the form of Exhibit E;

(xi)          copies of all reports in Borrowers’ files (or otherwise reasonably available to Borrowers) pertaining to Borrowers’ Mineral Interests and operations, which report(s) shall not reflect the existence of facts or circumstances that would constitute a material violation of any Applicable Environmental Law or which are likely to result in a material liability to any Credit Party;

(xii)         certificates from Borrowers’ insurance broker setting forth the insurance maintained by Borrowers and stating that such insurance is in full force and effect, and which certificates shall evidence that such insurance complies with the requirements of Section 8.6;

(xiii)        a favorable opinion of Davis Graham & Stubbs LLP, counsel to Borrowers, addressed to Lender, as to the matters concerning the Credit Parties and the Loan Documents as Lender may reasonably request, in form, scope and substance reasonably satisfactory to Lender; and

(xiv)        a stock certificate representing all of the issued and outstanding Equity of UOC, together with an executed but undated stock power with respect thereto.

(b)           Title Review.  Lender or its counsel shall have completed a review of title to the Required Reserve Value of all Borrowing Base Properties and such review shall not have revealed any condition or circumstance that would reflect that the representations and warranties contained in Section 7.8 and Section 7.9 hereof are inaccurate in any respect.

(c)           No Material Adverse Change.  No Material Adverse Change shall have occurred.

(d)           No Legal Prohibition.  The transactions contemplated by this Agreement shall be permitted by applicable Law and regulation and shall not subject any Agent or Lender to any Material Adverse Change in its assets, liabilities, financial condition, operations or prospects or subject any Credit Party to a Material Adverse Change.

(e)           No Litigation.  No litigation, arbitration or similar proceeding shall be pending or threatened that calls into question the validity or enforceability of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby or would affect the value, use or operation of the Borrowing Base Properties.

(f)            Closing Fees.  Borrowers shall have paid to Lender and its Affiliates, the fees to be paid on the Closing Date pursuant to Section 2.12.

(g)           Other Matters.  All matters related to this Agreement, the other Loan Documents, and the Credit Parties shall be acceptable to Lender in its sole discretion, and each Credit Party shall have delivered to Lender such evidence as they shall request to substantiate any matters related to this Agreement and the other Loan Documents as Lender shall request.

Section 6.2            Conditions to each Borrowing and each Letter of Credit.  The obligation of Lender to the Commitment with respect to each Borrowing and the obligation of Letter of Credit Issuer to issue, extend, amend or renew any Letter of Credit on the date such Letter of Credit is to be issued, extended, amended or renewed is subject to the further satisfaction of the following conditions:

(a)           timely receipt by Lender of a Request for Borrowing or a Request for Letter of Credit (as applicable);

(b)           immediately before and after giving effect to such Borrowing or issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing and the funding of such Borrowing or the issuance of the requested Letter of Credit (as applicable) shall not cause a Default or Event of Default;

(c)           the representations and warranties of each Credit Party contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing or issuance of such Letter of Credit (as applicable);

(d)           the amount of the requested Borrowing or the amount of the requested Letter of Credit (as applicable) shall not exceed the Availability;

(e)           no Material Adverse Change shall have occurred; and

(f)            the funding of such Borrowing or the issuance of such Letter of Credit (as applicable) shall be permitted by applicable Law.

The funding of each Borrowing and the issuance of each Letter of Credit hereunder shall be deemed to be a representation and warranty by Borrowers on the date of such Borrowing and the date of issuance of each Letter of Credit as to the facts specified in Section 6.2(b) through Section 6.2(f).

Section 6.3            Materiality of Conditions.  Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence with respect to each thereof.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to Lender that each of the following statements is true and correct on the date hereof, will be true and correct on the Closing Date, and will be true and correct on the occasion of each Borrowing and the issuance of each Letter of Credit:

Section 7.1            Corporate Existence and Power.  Each Credit Party (a) is a corporation, partnership or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all corporate, partnership or limited liability company power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, partnership or limited liability company (as applicable) in each jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2            Credit Party and Governmental Authorization; Contravention.  The execution, delivery and performance of this Agreement and the other Loan Documents by each Credit Party (to the extent each Credit Party is a party to this Agreement and such Loan Documents) are within such Credit Party’s corporate, partnership or limited liability company powers (as applicable), when executed will be duly authorized by all necessary corporate, partnership or limited liability company action (as applicable), require no action by or with respect to, or filing with, any Governmental Authority (except for filings and recordings to perfect Liens granted pursuant to such Loan Documents) and do not contravene, or constitute a default under, any provision of applicable Law (including, without limitation, the Margin Regulations) or of the articles or certificate of incorporation, bylaws, regulations, partnership agreement or comparable charter documents of any Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Credit Party or result in the creation or imposition of any Lien on any asset of any Credit Party other than the Liens securing the Obligations.

Section 7.3            Binding Effect.  This Agreement constitutes a valid and binding agreement of Borrowers; the other Loan Documents when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Credit Party executing the same; and each Loan Document is, or when executed and delivered, will be, enforceable against each Credit Party which executes the same in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 7.4            Financial Information.

(a)           The most recent annual audited consolidated balance sheet of Borrowers and the related consolidated statements of operations and cash flows for the Fiscal Year then ended, copies of which have been delivered to Lender, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Borrowers as of the end of such Fiscal Year and their consolidated results of operations and cash flows for such Fiscal Year.

(b)           The most recent monthly or quarterly unaudited consolidated balance sheet of Borrowers delivered to Lender, and the related unaudited consolidated statements of operations and cash flows for the portion of Borrowers’ Fiscal Year then ended, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 7.4(a), the consolidated financial position of Borrowers as of such date and their consolidated results of operations and cash flows for such portion of Borrowers’ Fiscal Year.

(c)           Since the date of Borrowers’ most recent annual and quarterly and monthly consolidated balance sheet and consolidated statements of operations and cash flow delivered to Lender, there has been no Material Adverse Change in the assets, liabilities, financial position, results of operations or prospects of each Borrower, individually, or the Credit Parties, taken as a whole.

Section 7.5            Litigation.  Except for matters disclosed in Section 7.5 of the Disclosure Schedule, there is no action, suit or proceeding pending against, or to the knowledge of any Credit Party, threatened against or affecting any Credit Party before any Governmental Authority in which there is a reasonable possibility of an adverse decision that could reasonably be expected to have a Material Adverse Effect or that could in any manner draw into question the validity of the Loan Documents.

Section 7.6            ERISA.  No Credit Party maintains or has ever maintained or been obligated to contribute to any Plan covered by Title IV of ERISA or subject to the funding requirements of section 412 of the Code or section 302 of ERISA.  Each Plan maintained by any Credit Party or any ERISA Affiliate of any Credit Party is in compliance in all material respects with all applicable Laws.  Except in such instances where an omission or failure would not have a Material Adverse Effect, (a) all returns, reports and notices required to be filed with any regulatory agency with respect to any Plan have been filed timely, and (b) no Credit Party nor any ERISA Affiliate of any Credit Party has failed to make any contribution or pay any amount due or owing as required by the terms of any Plan.  There are no pending or, to the best of Borrowers’ Knowledge, threatened claims, lawsuits, investigations or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and no Credit Party nor any ERISA Affiliate of any Credit Party has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan that are likely to result in liability of any Credit Party having a Material Adverse Effect.  Except in such instances where an omission or failure would not have a Material Adverse Effect, each Plan that is intended to be “qualified” within the meaning of section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained.  Neither Credit Party nor any ERISA Affiliate of any Credit Party has engaged in any prohibited transactions, within the meaning of section 406 of ERISA or section 4975 of the Code, in connection with any Plan which would result in liability of any Credit Party having a Material Adverse Effect.  Except as set forth in Section

7.6 of the Disclosure Schedule, no Credit Party maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan could not reasonably be expected to have a Material Adverse Effect.  No Credit Party maintains, has established or has ever participated in a multiple employer welfare benefit arrangement within the meaning of section 3(40)(A) of ERISA.

Section 7.7            Taxes and Filing of Tax Returns.  Each Credit Party has filed all tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes that are payable by such party, to the extent the same have become due and payable, other than Taxes with respect to which a failure to pay would not have a Material Adverse Effect.  No Credit Party knows of any proposed material Tax assessment against it and all material Tax liabilities of each Credit Party are adequately provided for.  Except as set forth in Section 7.7 of the Disclosure Schedule, no income tax liability of any Credit Party has been asserted by the Internal Revenue Service or other Governmental Authority for Taxes in excess of those already paid.

Section 7.8            Ownership of Properties Generally.  Except for Immaterial Title Deficiencies, each Credit Party has good and defensible title to all material properties and assets purported to be owned by it, including, without limitation, all assets reflected in the balance sheets referred to in Section 7.4(a) and Section 7.4(b) and all assets that are used by the Credit Parties in the operation of their respective businesses, and none of such properties or assets is subject to any Lien other than Permitted Encumbrances.

Section 7.9            Mineral Interests.  Borrowers have good and defensible title to all Mineral Interests described in the Reserve Report, including, without limitation, all Borrowing Base Properties, free and clear of all Liens except Permitted Encumbrances and Immaterial Title Deficiencies.  With the exception of Immaterial Title Deficiencies, all such Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid, except those being contested in good faith.  Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrowers’ Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, Borrowers’ share of (a) the costs for each Proved Mineral Interest described in the Reserve Report is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (b) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.  Each well drilled with respect to each Proved Producing Mineral Interest described in the Reserve Report (i) is capable of, and is presently, producing Hydrocarbons and Borrowers are currently receiving payments for their share of production, with no funds with respect to any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (ii) has been drilled, bottomed, completed, and operated in material compliance with all applicable Laws and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

Section 7.10         Licenses, Permits, Etc.  Except as disclosed in Section 7.10 of the Disclosure Schedule, each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of

Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not have a Material Adverse Effect.

Section 7.11         Compliance with Law.  The business and operations of each Credit Party have been and are being conducted in accordance with all applicable Laws other than violations of Laws that do not (either individually or collectively) have a Material Adverse Effect.

Section 7.12         Full Disclosure.  The Credit Parties have disclosed or have caused to be disclosed to Lender in writing any and all facts that might reasonably be expected to result in a Material Adverse Change.

Section 7.13         Organizational Structure; Nature of Business.  Except as set forth in Section 7.13 of the Disclosure Schedule, Borrowers have no Subsidiaries.  Each Borrower is primarily engaged in the business of acquiring, exploring, developing and operating Mineral Interests and the production, processing and marketing of Hydrocarbons therefrom and related activities. Section 7.13 of the Disclosure Schedule accurately reflects (a) the jurisdiction of incorporation or organization of each Credit Party, (b) each jurisdiction in which each Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the authorized, issued and outstanding Equity of each Credit Party, and (d) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase Equity of each Credit Party (other than Credo).

Section 7.14         Environmental Matters.  Except for matters disclosed in Section 7.14 of the Disclosure Schedule, no operation conducted by any Credit Party and no real or personal property now or previously owned or leased by any Credit Party (including, without limitation, any Credit Party’s Mineral Interests) and no operations conducted thereon, and to any Credit Parties’ knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect.  Except for matters disclosed in Section 7.14 of the Disclosure Schedule, no Credit Party, nor any such property nor operation is the subject of any existing, pending or, to any Credit Party’s knowledge, threatened Environmental Complaint which could, individually or in the aggregate, have a Material Adverse Effect.  All notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with the ownership of each tract of real property or operations of any Credit Party thereon and each item of personal property owned, leased or operated by any Credit Party, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a Material Adverse Effect.  All Hazardous Substances, generated at each tract of real property and by each item of personal property owned, leased or operated by any Credit Party have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA (as hereinafter defined) and all other Applicable Environmental Laws for the conduct of such activities to the extent that RCRA or such other Applicable Environmental Laws applied to such Hazardous Substances and their transport, treatment and disposal, except in such cases where the failure to obtain such permits would not, individually or in the aggregate, have a Material Adverse Effect.  Except for matters disclosed in Section 7.14 of the Disclosure Schedule, there have been no Hazardous Discharges that were not in compliance with Applicable Environmental Laws other than Hazardous Discharges that would not, individually or in the aggregate, have a Material Adverse Effect.  Except for matters disclosed in Section 7.14 of the

Disclosure Schedule, no Credit Party has any contingent liability in connection with any Hazardous Discharge which could reasonably be expected to have a Material Adverse Effect.  As used in this Section 7.14, the term “RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984, as the same may be further amended and in effect from time to time, as such Act existed and applied at the time of the treatment, transport, storage, disposal or discharge at issue.

Section 7.15         Burdensome Obligations.  No Credit Party, nor any of the properties of any Credit Party, is subject to any Law or any pending or threatened change of Law or subject to any restriction under its articles (or certificate) of incorporation, bylaws, regulations, partnership agreement or comparable charter documents or under any agreement or instrument to which any Credit Party or by which any Credit Party or any of their properties may be subject or bound, that is so unusual or burdensome as to be likely in the foreseeable future to have a Material Adverse Effect, except for changes in Laws, including changes in Taxes, generally applicable to the oil and gas industry.  Without limiting the foregoing, no Credit Party is a party to or bound by any agreement (other than the Loan Documents) or subject to any order of any Governmental Authority that prohibits or restricts in any way the right of such Credit Party or any Subsidiary to make Distributions.

Section 7.16         Fiscal Year.  Each Credit Party’s Fiscal Year is November 1 through October 31.

Section 7.17         No Default.  Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement or the other Loan Documents.

Section 7.18         Government Regulation.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act (as any of the preceding acts have been amended), the Investment Company Act of 1940 or any other Law which regulates the incurring by such Credit Party of Indebtedness, including, but not limited to Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 7.19         Insider.  No Credit Party is, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b) or regulations promulgated thereunder) of any Credit Party is an “executive officer,” “director” or “shareholder” of Lender or any bank holding company of which Lender is a Subsidiary or of any Subsidiary of such bank holding company.

Section 7.20         Gas Balancing Agreements and Advance Payment Contracts.  On the date of this Agreement, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts that have not been satisfied by delivery of production does not exceed $500,000.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, so long as Lender has any commitment to lend or Letter of Credit Exposure hereunder or Obligation remains unpaid or any Letter of Credit remains outstanding:

Section 8.1            Information.  Borrowers will deliver, or cause to be delivered, to Lender:

(a)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, consolidated balance sheets of Borrowers as of the end of such Fiscal Year and the related consolidated statements of income and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by Borrowers in accordance with GAAP and audited by a firm of independent public accountants of nationally recognized standing and reasonably acceptable to Lender;

(b)           as soon as available and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, consolidated balance sheets of Borrowers as of the end of such Fiscal Quarter and the related consolidated statements of income and statements of cash flow for such quarter and for the portion of Borrowers’ Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrowers’ previous Fiscal Year; all financial statements delivered pursuant to this Section 8.1(b) shall be certified as to fairness of presentation, GAAP (except for the absence of footnotes and normal year-end adjustments) and consistency by a Financial Officer of Borrowers;

(c)           simultaneously with the delivery of each set of financial statements referred to in Section 8.1(a) and Section 8.1(b) a certificate of the Financial Officer of Borrowers in the form of Exhibit D, (i) setting forth in reasonable detail the calculations required to establish whether Borrowers were in compliance with the requirements of Article X on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that Borrowers are taking or propose to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect in all material respects the results of operations and financial condition of Borrowers as of the date of the delivery of such financial statements and for the period covered thereby, (iv) setting forth (A) whether as of such date there is a Material Gas Imbalance and, if so, setting forth the amount of net gas imbalances under Gas Balancing Agreements to which a Borrower is a party or by which any Mineral Interests owned by Borrowers is bound, and (B) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which a Borrower is a party or by which any Mineral Interests owned by Borrowers is bound which have not been satisfied by delivery of production, if any, (v) setting forth a summary of the Hedge Transactions to which a Borrower is a party on such date, including the type, term, effective date, counterparty and volumes hedged in such Hedge Transactions, and (vi) setting forth the other information described in Exhibit D attached hereto;

(d)           as soon as available, but in any event on or prior to January 31 of each Fiscal Year, an annual capital budget of the each Borrower and its Subsidiaries on a consolidated basis, including (i) forecasts prepared by management of Borrowers and (ii) assumptions made in the formulation of such budget, in form satisfactory to Lender, of consolidated balance sheets and statements of income or operations and cash flows of each Borrower and its Subsidiaries on a quarterly basis for the immediately following Fiscal Year;

(e)           promptly upon receipt of same, any notice or other information received by any Credit Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Applicable Environmental Law which could reasonably be expected to result in liability to any Credit Party for fines, clean up or any other remediation obligations or any other liability in excess of $500,000 in the aggregate; (ii) any threatened Hazardous Discharge which

Hazardous Discharge would impose on any Credit Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law that could reasonably be expected to result in liability to any Credit Party for fines, clean up and other remediation obligations or any other liability in excess of $500,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $500,000 in the aggregate.  Without limiting the foregoing, each Credit Party shall provide to Lender promptly upon receipt of same by any Credit Party copies of all environmental consultants’ or engineers’ reports received by any Credit Party that could render the representation and warranty contained in Section 7.14 untrue or inaccurate in any respect;

(f)            in the event any notification is provided to Lender pursuant to Section 8.1(e) or Lender otherwise learns of any event or condition under which any such notice would be required, then, Borrowers shall within thirty (30) days of such request, cause to be furnished to Lender a report by an environmental consulting firm reasonably acceptable to Lender, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Lender) and detailing the findings, conclusions and recommendations of such consultant. Borrowers shall bear all expenses and costs associated with such review and updates thereof;

(g)           immediately upon any Authorized Officer of any Credit Party becoming aware of the occurrence of any Default, a certificate of an Authorized Officer of Borrowers setting forth the details thereof and the action that Borrowers are taking or propose to take with respect thereto;

(h)           simultaneously with the delivery of each set of financial statements referred to in Section 8.1(a) and Section 8.1(b) reports of production volumes, revenue, expenses and product prices for all oil and gas properties owned by Borrowers.  Such reports shall be prepared on an accrual basis and shall be reported on a well by well and quarterly basis;

(i)            promptly notify Lender of any Material Adverse Change;

(j)            promptly notify Lender of any material litigation involving any Credit Party;

(k)           promptly notify Lender of any change in any Credit Party’s Fiscal Year from that reflected in Section 7.16; and

(l)            from time to time such additional information regarding the financial position or business of any Credit Party as Lender may reasonably request.

Section 8.2            Business of Credit Parties. The primary business of the Credit Parties will be (and will continue to be) the acquisition, exploration, development and operation of Mineral Interests and the production, processing and marketing of Hydrocarbons therefrom and related activities.

Section 8.3            Maintenance of Existence. Each Borrower shall, and shall cause each other Credit Party to, at all times (a) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could have a Material Adverse Effect.

Section 8.4            Title Data.  In addition to the title information required by Section 5.1(c) and Section 6.1(b), Borrowers shall, upon the request of Lender, cause to be delivered to Lender such title opinions and other information regarding title to Mineral Interests owned by Borrowers as are appropriate to determine whether or not such Mineral Interests should be included as Borrowing Base Properties.

Section 8.5            Right of Inspection. Borrowers will permit, and will cause each other Credit Party to permit at such Person’s risk and liability, any officer, employee or agent of Lender to visit and inspect any of the assets of any Credit Party, examine each Credit Party’s books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of each Credit Party with such Credit Party’s officers, accountants and auditors, all at such reasonable times and as often as Lender may desire, all at the expense of Borrowers.

Section 8.6            Maintenance of Insurance. Borrowers will, and will cause each other Credit Party to, at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated, including, without limitation, the following: (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability and property damage insurance; (d) insurance against (other than losses or damage to property owned by Borrowers which is self insured) losses customarily insured against as a result of damage by fire, lightning, hail, tornado, explosion and other similar risk; and (e) comprehensive automobile liability insurance. Lender shall be named as an additional named insured in respect of such liability policies.  Lender shall, during the continuance of an Event of Default, have the right to collect, and each Borrower hereby assigns to Lender (and hereby agrees to cause each other Credit Party to assign), any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any of property which stands as security for the Obligations or any part thereof, and Lender may, during the continuance of an Event of Default, at its election, either apply all or any part of the sums so collected toward payment of the Obligations, whether or not such Obligations are then due and payable, in such manner as Lender may elect or release same to the applicable Credit Party.

Section 8.7            Payment of Taxes and Claims. Each Borrower will, and will cause each other Credit Party to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrowers, and no part of the assets of any Subsidiary of a Borrower that would be material to such Borrower, is subject to any pending levy or execution, (ii) Borrowers, and any Subsidiary of a Borrower, as and to the extent required in accordance with GAAP, shall have set aside on their books, reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto, and (iii) Borrowers has notified Lender of such circumstances, in detail satisfactory to Lender.

Section 8.8            Compliance with Laws and Documents. Borrowers will, and will cause each other Credit Party to, comply with all Laws, their respective certificates (or articles) of incorporation, formation or organization, bylaws, operating agreements or limited liability company agreements, regulations and similar organizational documents and all Material Agreements to which any Credit Party is a party, if a violation, alone or when combined with all other such violations, could reasonably be expected to have a Material Adverse Effect.

Section 8.9            Operation of Properties and Equipment.

(a)           Each Borrower will, and will cause each other Credit Party to, maintain, develop and operate its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests so long as such Mineral Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, all in accordance with what a prudent operator under similar circumstances would do, except where such failure to maintain, develop, operate, observe or comply could not reasonably be expected to have a Material Adverse Effect.

(b)           Each Borrower will, and will cause each other Credit Party to, comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interest or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(c)           Each Borrower will, and will cause each other Credit Party to, at all times maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, all in accordance with what a prudent operator under similar circumstances would do, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect; provided, further that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrowers shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Credit Party.

Section 8.10         Environmental Law Compliance.  Except to the extent a failure to comply could not reasonably be expected to have a Material Adverse Effect, Borrowers will, and will cause each other Credit Party to, comply with all Applicable Environmental Laws, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of all Applicable Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances.  Borrowers will, and will cause each other Credit Party to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws.

Section 8.11         ERISA Reporting Requirements. Borrowers shall furnish, or cause to be furnished, to Lender:

(a)           promptly and in any event (i) within thirty (30) days after a Borrower or any ERISA Affiliate receives notice from any regulatory agency of the commencement of an audit, investigation or similar proceeding with respect to a Plan, and (ii) within ten (10) days after a Borrower or any ERISA Affiliate contacts the Internal Revenue Service for the purpose of participation in a closing agreement or any voluntary resolution program with respect to a Plan that could reasonably be expected to have a Material Adverse Effect or knows or has reason to know that any event with respect to any Plan of a Borrower or any ERISA Affiliate has occurred that is reasonably believed by such Borrower to potentially have a Material Adverse Effect, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of such event that is given to the PBGC;

(b)           promptly and in any event within thirty (30) days after the receipt by a Borrower of a request therefor by Lender, copies of any annual and other report with respect to a Plan filed by a Borrower or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;

(c)           notification within thirty (30) days of the effective date thereof of any material increases in the benefits, or material change in the funding method, of any existing Plan that is not a multiemployer plan (as defined in section 4001(a)(3) of ERISA), or the establishment of any material new Plans, or the commencement of contributions to any Plan to which a Borrower or any ERISA Affiliate was not previously contributing; and

(d)           promptly after receipt of written notice of commencement thereof, notice of all (i) claims made by participants or beneficiaries with respect to any Plan, and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting a Borrower or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined could not reasonably be expected to have a Material Adverse Effect.

Section 8.12         Additional Documents.  Borrowers will, and will cause each other Credit Party to, cure promptly any defects in the creation and issuance of the Note, and the execution and delivery of this Agreement and the other Loan Documents and, at Borrowers’ expense (except for defects due to Lender’s neglect), Borrowers shall promptly and duly execute and deliver to Lender, and cause each other Credit Party to promptly and duly execute and deliver to Lender, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties in this Agreement and the other Loan Documents as may be reasonably necessary or appropriate in connection therewith.

Section 8.13         Environmental Review.  Borrowers shall deliver to Lender prior to the completion by any Credit Party of any material acquisition of Mineral Interests or related assets, other than an acquisition of additional interests in Mineral Interests in which a Credit Party previously held an interest, any report or reports (including, without limitation, any Phase I environmental reports) obtained by Borrowers in the course of such acquisition setting forth the results of any environmental review of such Mineral Interests and related assets.  Additionally, if requested by Lender in writing in connection with any such material acquisition, and not otherwise obtained by Borrowers and delivered to Lender in accordance with the foregoing provisions of this Section 8.13, Borrowers shall deliver to Lender, within forty-five (45) days of Lender’s written request, a report or reports related to any such material acquisition which shall be in form, scope and detail reasonably acceptable to Lender from environmental engineering firms reasonably acceptable to Lender, and which shall set forth the results of a Phase I environmental review of the Mineral Interests and related assets the subject of such material acquisition.  All of the reports delivered to Lender pursuant to this Section 8.13 shall not reflect the existence of facts or circumstances that would constitute a material violation of any Applicable Environmental Law or which are likely to result in a material liability to any Credit Party.  Any such reports shall be confidential and subject to the requirements of Section 13.16.

ARTICLE IX
NEGATIVE COVENANTS

Each Borrower agrees that, so long as Lender has any commitment to lend or Letter of Credit Exposure hereunder or any amount payable under any Obligation remains unpaid or any Letter of Credit remains outstanding:

Section 9.1            Incurrence of Indebtedness.  Borrowers will not, nor will Borrowers permit any other Credit Party to, incur, become or remain liable for any Indebtedness other than (a) the Obligations, (b) payables incurred in the ordinary course of business (other than in connection with a loan or lending transaction) that are not more than sixty (60) days past due, from the date of invoice or demand, except such payables being contested in good faith in accordance with Section 8.7 and (c) other unsecured Indebtedness in an aggregate for all Credit Parties amount outstanding at any time not to exceed $500,000.

Section 9.2            Restricted Payments.  Borrowers will not, nor will Borrowers permit any other Credit Party to, directly or indirectly, declare or pay, or incur any liability to declare or pay, any Restricted Payment; provided, that (a) Borrowers may make Distributions to their Equity holders so long no Event of Default exists or would result from the making such Distribution, and (b) any Subsidiary of a Borrower may make Distributions to such Borrower, and (c) any Credit Party may make Distributions to any other Credit Party that has provided a Facility Guaranty, and all of the Equity of which owned by Borrower or any Indirect Subsidiary has been pledged to Lender pursuant to a Borrower Pledge Agreement or a Subsidiary Pledge Agreement (as applicable).

Section 9.3            Liens.  Borrowers will not, nor will Borrowers permit any other Credit Party to, create, assume or suffer to exist any Lien on any of their respective assets, including Mineral Interests not included in the Borrowing Base, inventory, accounts receivable, contract rights, and any other personal property, other than Permitted Encumbrances.

Section 9.4            Consolidations and Mergers.  Borrowers will not, nor will Borrowers permit any other Credit Party to, consolidate or merge with or into any other Person, without the prior written consent of Lender.

Section 9.5            Asset Dispositions.  Borrowers will not, nor will Borrowers permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any asset other than (a) the sale in the ordinary course of business of Hydrocarbons produced from Borrowers’ Mineral Interests (b) the sale of equipment not necessary to the operation of the applicable Borrowing Base Property, with a fair market value of up to $500,000 in aggregate for all Credit Parties during any Fiscal Year, and (c) the sale, lease, transfer, abandonment, exchange or other disposition of (i) Proved Mineral Interests that are included in the Borrowing Base with a fair market value of up to $500,000 in aggregate for all Credit Parties during any Fiscal Year and (ii) Mineral Interests that are not Proved Mineral Interests with a fair market value of up to $1,000,000 in aggregate for all Credit Parties during any Fiscal Year; provided that (x) Borrowers provide Lender at least five (5) Domestic Business Days prior written notice of any such disposition, and (y) no Event of Default or Borrowing Base Deficiency exists or would result from the consummation of such disposition.  For purposes of clarification, Borrowers will not, nor will Borrowers permit any Credit Party to sell, lease, transfer, abandon or otherwise dispose of any Proved Producing Mineral Interests or Proved Nonproducing Mineral Interests that are not included in the Borrowing Base.

Section 9.6            Amendments to Organizational Documents.  Each Borrower will not, nor will any Borrower permit any other Credit Party to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, its certificate or articles of incorporation, organization or formation, bylaws, operating agreement or limited liability company agreement, partnership agreement, regulations or other organizational documents other than amendments, modifications and waivers which will not, individually or in the aggregate, have a Material Adverse Effect.  Notwithstanding the foregoing, no Credit Party may (a) change its name or jurisdiction of organization without providing Lender thirty (30) days prior written notice and taking such additional actions as Lender may require to maintain the perfection of its Liens, or (b) convert into to any other type of entity or organization or consummate any other reorganization.

Section 9.7            Use of Proceeds.  The proceeds of Borrowings will not be used for any purpose other than (a) working capital, (b) to finance the acquisition, exploration and development of Mineral Interests and related assets and activities, and (c) for general corporate purposes.  None of such proceeds (including, without limitation, proceeds of Letters of Credit issued hereunder) will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable Law (including, without limitation, the Margin Regulations).  Letters of Credit will be issued hereunder only for the purpose of securing bids, tenders, bonds, contracts and other obligations entered into in the ordinary course of Borrowers’ business, and otherwise to guaranty payment and performance in accordance with the ordinary practice of Borrowers’ business.  Without limiting the foregoing, no Letters of Credit will be issued hereunder for the purpose of or providing credit enhancement with respect to any Indebtedness or equity security of any Credit Party or to secure any Credit Party’s obligations with respect to Hedge Transactions entered into with a Person that is not Lender or an Affiliate of Lender.

Section 9.8            Investments.  Borrowers will not, nor will Borrowers permit any other Credit Party to, directly or indirectly, make or have outstanding any Investment other than Permitted Investments.

Section 9.9            Transactions with Affiliates.  Except for those transactions set forth in Section 9.9 of the Disclosure Schedule, Borrowers will not, nor will Borrowers permit any of their Subsidiaries to, engage in any transaction with an Affiliate unless such transaction is as favorable to such party as could be obtained in an arm’s length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

Section 9.10         ERISA.  Except in such instances where an omission or failure would not have a Material Adverse Effect, Borrowers will not, nor will Borrowers permit any other Credit Party to (a) take any action or fail to take any action that could result in a violation of ERISA, the Code or other Laws applicable to the Plans maintained or contributed to by it or any ERISA Affiliate, or (b) modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by a Borrower or any ERISA Affiliate as of the Closing Date.

Section 9.11         Hedge Transactions.

(a)           Borrowers will not, nor will Borrowers permit any other Credit Party to, enter into any Oil and Gas Hedge Transactions that could cause the amount of (i) oil which is the subject of Oil and Gas Hedge Transactions in existence at such time to exceed 80% of Borrowers’ anticipated production of oil from Proved Producing Mineral Interests (as reflected in the Reserve

Report in effect on the Closing Date and then, when available, the most recent Reserve Report delivered to Lender pursuant to Section 4.1) during the term of such existing Oil and Gas Hedge Transactions, and (ii) gas that is the subject of Oil and Gas Hedge Transactions in existence at such time to exceed 80% of Borrowers’ anticipated production of gas from Proved Producing Mineral Interests (as reflected in the Reserve Report in effect on the Closing Date and then, when available, the most recent Reserve Report delivered to Lender pursuant to Section 4.1) during the term of such existing Oil and Gas Hedge Transactions, which Oil and Gas Hedge Transactions shall not, in any case, have a tenor of greater than thirty six (36) months and shall not extend beyond twelve (12) months following the Termination Date.

(b)           Borrowers will not, nor will Borrowers permit any other Credit Party to, enter into any Lender/Borrower Hedging Obligation: (i) as to which the Lender/Borrower Hedging Settlement Date is more than twelve (12) months after the Termination Date, (ii) if the Lender/Borrower Hedging Settlement Date for any Lender/Borrower Hedging Obligation is more than thirty six (36) months after the date of such Lender/Borrower Hedging Obligation, (iii) if, immediately after entering into such Lender/Borrower Hedging Obligation, the Net Mark-to-Market Exposure would exceed $8,000,000, or such greater amount as Lender may agree to in its sole discretion, or (iv) if such Lender/Borrower Hedging Obligation is not entitled, on a pari passu basis, to all benefits of the Mortgages and subject to all terms of this Agreement and any and all other applicable Loan Documents.

(c)           Except as set forth in this Section 9.11, to the extent there is any conflict between this Agreement and the ISDA Agreement with regards to any Lender/Borrower Hedging Obligation, the ISDA Agreement shall control.

(d)           Notwithstanding anything set forth in this Section 9.11 or elsewhere in this Agreement, neither Lender nor any Affiliate of Lender shall have any obligation to enter into any Lender/Borrower Hedging Obligation unless the terms of such Lender/Borrower Hedging Obligation are on terms and conditions acceptable to Lender in its sole discretion.

Section 9.12         Fiscal Year.  Borrowers will not, nor will Borrowers permit any other Credit Party to, change their Fiscal Year.

Section 9.13         Change in Business.  Borrowers will not, nor will Borrowers permit any other Credit Party to, engage in any business other than the businesses engaged in by such parties on the date hereof as described in Section 7.13.

Section 9.14         Change of Control. Borrowers will not permit any Change of Control to occur without the prior written consent of Lender.

ARTICLE X
FINANCIAL COVENANTS

Each Borrower agrees that so long as Lender has any commitment to lend or Letter of Credit Exposure hereunder or any amount payable under any Obligation remains unpaid or any Letter of Credit remains outstanding:

Section 10.1         Current Ratio.  Borrowers will not permit their ratio of Consolidated Current Assets to Consolidated Current Liabilities, as of the end of any Fiscal Quarter, to be less than 1.00 to 1.00.

Section 10.2         Consolidated Funded Indebtedness to Consolidated EBITDAX.  As of the end of each Fiscal Quarter, Borrowers will not permit their ratio of Consolidated Funded Indebtedness as of the end of any such Fiscal Quarter to Consolidated EBITDAX for any such Fiscal Quarter, to be greater than 3.50 to 1.00.  This ratio will be calculated at the end of each Fiscal Quarter, using the results of the twelve-(12-) month period ending with that Fiscal Quarter.

ARTICLE XI
DEFAULTS

Section 11.1         Events of Default.  If one or more of the following events (collectively “Events of Default,” and individually an “Event of Default”) shall have occurred and be continuing:

(a)           Borrowers shall fail to pay when due any principal on any Revolving Loan and such failure shall continue for a period of one (1) Domestic Business Day following the due date;

(b)           Borrowers shall fail to pay when due accrued interest on any Revolving Loan or any fees or any other amount payable hereunder and such failure shall continue for a period of three (3) days following the due date;

(c)           Borrowers shall fail to observe or perform any covenant or agreement contained in Section 4.5 (Borrowing Base Deficiency), Section 8.1 (Information), Section 8.2 (Business of Credit Parties), Section 8.3 (Maintenance of Existence), Section 8.13 (Environmental Review), Article IX (Negative Covenants) or Article X (Financial Covenants);

(d)           any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Documents (other than those referenced in Section 11.1(a), Section 11.1(b) and Section 11.1(c)) and such failure continues for a period of thirty (30) days after the earlier of (i) the date any Authorized Officer of any Credit Party acquires knowledge of such failure, or (ii) written notice of such failure has been given to any Credit Party by Lender;

(e)           any representation, warranty, certification or statement made or deemed to have been made by any Credit Party in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(f)            any Credit Party shall fail to make any payment when due on any Indebtedness of such Person in a principal amount equal to or greater than $500,000, and such default shall continue for thirty (30) days, or any other event or condition shall occur which (i) results in the acceleration of the maturity of any such Indebtedness, or (ii) entitles the holder of such Indebtedness to accelerate the maturity thereof;

(g)           any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate, partnership or limited liability company action to authorize any of the foregoing;

(h)           an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy Laws as now or hereafter in effect;

(i)            one or more final judgments or orders for the payment of money aggregating in excess of $500,000 shall be rendered against any Credit Party and such judgment or order shall continue unsatisfied and unstayed for thirty (30) days;

(j)            (i) any event occurs with respect to any Plan or Plans pursuant to which any Credit Party incurs a liability due and owing at the time of such event, without existing funding therefor, for benefit payments under such Plan or Plans; or (ii) any Credit Party, any ERISA Affiliate, or any other “party-in-interest” or “disqualified person,” as such terms are defined in section 3(14) of ERISA and section 4975(e)(2) of the Code, shall engage in transactions which in the aggregate result in a direct or indirect liability to any Credit Party or any ERISA Affiliate under section 409 or 502 of ERISA or section 4975 of the Code which either (A) results in a Lien on any Credit Party’s assets which is not a Permitted Encumbrance, or (B) continues unsatisfied for a period of thirty (30) days after any Authorized Officer of any Credit Party first acquires knowledge of such liability;

(k)           a Change of Control shall occur without the prior written consent of Lender;

(l)            this Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party, or any Credit Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason (other than the release thereof in accordance with the Loan Documents) cease to be a valid, first priority, perfected Lien (subject to Permitted Encumbrances) upon any of the Proved Mineral Interests purported to be covered thereby, except as a result of any action or inaction of Lender; or

(m)          a default or event of default shall occur under any Hedge Agreement;

then, and in every such event, Lender may without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, (x) terminate the Commitment and it shall thereupon terminate, and (y) take such other actions as may be permitted by the Loan Documents including, declaring the Revolving Loans (together with accrued interest thereon) to be, and the Revolving Loans shall thereupon become, immediately due and payable; provided that, in the case of any of the Events of Default specified in Section 11.1(g) or Section 11.1(h), without any notice to any Credit Party or any other act by Lender, the Commitment shall thereupon terminate and the Revolving Loans (together with accrued interest thereon) and an amount equal to the aggregate existing Letter of Credit Exposure of Lender, shall become immediately due and payable.

ARTICLE XII
CHANGE IN CIRCUMSTANCES

Section 12.1         Increased Cost and Reduced Return.

(a)           If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i)            shall subject Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, the Note, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to Lender (or its Applicable Lending Office) under this Agreement or the Note with respect to any Eurodollar Loans (other than taxes imposed on the overall net income of Lender or such Applicable Lending Office);

(ii)           shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender (or its Applicable Lending Office), including the Commitment of Lender hereunder; or

(iii)          shall impose on Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or the Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by Lender (or its Applicable Lending Office) under this Agreement or the Note with respect to any Eurodollar Loans, then Borrowers shall pay to Lender on demand such amount or amounts as will compensate Lender for such increased costs or reductions incurred or experienced within ninety (90) days of such demand.  If Lender requests compensation by Borrowers under this Section 12.1(a), Borrowers may, by notice to Lender, suspend the obligation of Lender to make or Continue Eurodollar Loans or to Convert all or part of the Base Rate Loan owing to Lender into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 12.4 shall be applicable); provided, that such suspension shall not affect the right of Lender to receive the compensation so requested.

(b)           If, after the date hereof, Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender as a consequence of Lender’s obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then, from time to time upon demand, Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such reductions experienced within ninety (90) days of such demand; provided that, if such adoption, change, request or directive giving rise to such reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)           Lender shall promptly notify Borrowers of any event of which it has knowledge, occurring after the date hereof, that will entitle Lender to compensation pursuant to this Section 12.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to it.  Lender claiming compensation under this Section 12.1 shall furnish to Borrowers a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, Lender may use any reasonable averaging and attribution methods.

Section 12.2         Limitation on Type of Loans.  If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a)           Lender determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)           Lender determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to Lender of funding Eurodollar Loans for such Interest Period;

then Lender shall give Borrowers prompt notice thereof specifying the relevant Type of Revolving Loans and the relevant amounts or periods, and so long as such condition remains in effect, Lender shall be under no obligation to make additional Revolving Loans of such Type, Continue Revolving Loans of such Type, or to Convert Revolving Loans of any other Type into Revolving Loans of such Type, and Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Revolving Loans of the affected Type, either prepay such Revolving Loans or Convert such Revolving Loans into another Type of Revolving Loan in accordance with the terms of this Agreement.

Section 12.3         Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then Lender shall promptly notify Borrowers thereof and Lender’s obligation to make or Continue Eurodollar Loans and to Convert other Types of Revolving Loans into Eurodollar Loans shall be suspended until such time as Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 12.4 shall be applicable).

Section 12.4         Treatment of Affected Loans.  If the obligation of Lender to make particular Eurodollar Loans or to Continue Revolving Loans, or to Convert Revolving Loans of another Type into Revolving Loans of a particular Type shall be suspended pursuant to Section 12.1 or Section 12.3 (Revolving Loans of such Type being herein called “Affected Loans” and such Type being herein called the “Affected Type”), Lender’s Affected Loans shall be automatically Converted into the Base Rate Loan on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 12.3, on such earlier date as Lender may specify to

Borrowers) and, unless and until Lender gives notice as provided below that the circumstances specified in Section 12.1 or Section 12.3 that gave rise to such Conversion no longer exist:

(a)           to the extent that Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to Lender’s Affected Loans shall be applied instead to the Base Rate Loan; and

(b)           all Revolving Loans that would otherwise be made or Continued by Lender as Revolving Loans of the Affected Type shall be made or Continued instead as part of the Base Rate Loan, and all Revolving Loans of Lender that would otherwise be Converted into Revolving Loans of the Affected Type shall be Converted instead into (or shall remain) as part of the Base Rate Loan.

Section 12.5         Compensation.  Upon the request of Lender, Borrowers shall pay to Lender such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

(a)           any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Revolving Loan) on a date other than the last day of the Interest Period for such Eurodollar Loan; or

(b)           any failure by the Borrowers for any reason (including, without limitation, the failure of any condition precedent specified in Article VI to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such Borrowing, Conversion, Continuation, or prepayment specified in the relevant Request for Borrowing, Notice of Continuation or Conversion, or other notice of Borrowing, prepayment, Continuation, or Conversion under this Agreement.

Section 12.6         Taxes.

(a)           Any and all payments by any Borrower to or for the account of Lender hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Lender, Taxes imposed on its income, and franchise Taxes imposed on it (all such non-excluded Taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to in this Section 12.6 as “Non-Excluded Taxes”).  If Borrowers shall be required by Law to deduct any Non-Excluded Taxes from or with respect to any sum payable under this Agreement or any other Loan Document to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.6) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, (iii) Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) Borrowers shall furnish to Lender, at its address set forth on the signature pages below hereto, the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, Borrowers agree to pay any and all present or future stamp or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c)           Borrowers agree to indemnify Lender for the full amount of Non-Excluded Taxes and Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 12.6) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d)           If Lender is organized under the Laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter if requested in writing by Borrowers (but only so long as Lender remains lawfully able to do so), shall provide Borrowers, at the time or times prescribed by applicable Law, with such properly completed and executed documentation prescribed by applicable Law (or reasonably requested by Borrowers) certifying that Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and certifying that Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

(e)           For any period with respect to which Lender has failed to provide Borrowers with the appropriate form pursuant to Section 12.6(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), Lender shall not be entitled to indemnification under Section 12.6(a), Section 12.6(b) or Section 12.6(c) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that if Lender is exempt from or subject to a reduced rate of withholding Tax, and becomes subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, Borrowers shall take such steps as Lender shall reasonably request to assist Lender to recover such Non-Excluded Taxes.

(f)            If Borrowers are required to pay additional amounts to or for the account of Lender pursuant to this Section 12.6, then Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment that may thereafter accrue if such change, in the judgment of Lender, is not otherwise disadvantageous to Lender.

(g)           Within thirty (30) days after the date of any payment of Non-Excluded Taxes, Borrowers shall furnish to Lender the original or a certified copy of a receipt evidencing such payment.

(h)           Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 12.6 shall survive the termination of the Commitment and the payment in full of the Revolving Loans.

Section 12.7         Discretion of Lender as to Manner of Funding.  Notwithstanding any provisions of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of the Commitment in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each Eurodollar Loan during the Interest Period for such Eurodollar Loan through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate for such Interest Period.

ARTICLE XIII
MISCELLANEOUS

Section 13.1         Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile or similar writing) and shall be given, if to Lender, at its address or facsimile number set forth on the signature pages hereto, and if given to Borrowers, at their addresses or facsimile numbers set forth on the signature pages hereof (or in either case, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto).  Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 13.1 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) Domestic Business Days after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 13.1; provided that notices to Lender under Article II or Article III shall not be effective until received.

Section 13.2         No Waivers.  No failure or delay by Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in any of the other Loan Documents.

Section 13.3         Expenses; Indemnification.

(a)           Borrowers agree to pay on demand all reasonable costs and expenses of Lender in connection with the preparation, execution, delivery, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for Lender with respect thereto and with respect to advising Lender as to its rights and responsibilities under the Loan Documents. Borrowers further agree to pay on demand all costs and expenses of Lender, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with (i) the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder, and (ii) any forbearance or workout, or any modifications to the Loan Documents, following an Event of Default.  Each demand for payment of costs and expenses shall include a reasonably detailed list of such costs and expenses, and such costs and expenses payable hereunder shall not include the allocated costs of internal counsel of any Agent or Lender.

(b)           BORROWERS AGREE TO INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE REVOLVING LOAN (INCLUDING ANY OF THE

FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 13.3 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY CREDIT PARTIES, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED.  BORROWERS AGREE NOT TO ASSERT ANY CLAIM AGAINST ANY AGENT, LENDER, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE REVOLVING LOAN.

(c)           Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 13.3 shall survive the payment in full of the Revolving Loan and all other amounts payable under this Agreement.

Section 13.4         Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether Lender shall have made any demand under this Agreement or the Note held by such and although such obligations may be unmatured.  Lender agrees promptly to notify the affected Credit Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Lender under this Section 13.4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Lender may have.

Section 13.5         Amendments and Waivers.  Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrowers and Lender.

Section 13.6         Survival.  All representations, warranties and covenants made by any Credit Party herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Documents shall be considered to have been relied upon by Lender and shall survive the delivery to Lender of such Loan Documents or the extension of the Revolving Loan (or any part thereof), regardless of any investigation made by or on behalf of Lender.  The indemnity provided in Section 13.3(c) herein shall survive the repayment of all credit advances hereunder and the discharge or release of any Lien granted hereunder or in any other Loan Document, contract or agreement between Borrowers or any other Credit Party and Lender.

Section 13.7                            Limitation on Interest.  Regardless of any provision contained in the Loan Documents, Lender shall never be entitled to receive, collect, or apply, as interest on the Revolving Loan, any amount in excess of the Maximum Lawful Rate, and in the event Lender ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Revolving Loan is paid in full, any remaining excess shall promptly be paid to Borrowers.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Borrowers and Lender shall, to the extent permitted under applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Revolving Loans, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Revolving Loans; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Lender shall refund to Borrowers the amount of such excess and, in such event, Lender shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

Section 13.8                            Invalid Provisions.  If any provision of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 13.9                            Assignments and Participations.

(a)                                 Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrowers and Lender and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of Lender, (ii) any assignment by Lender must be made in compliance with Section 13.9(c), and (iii) any transfer by participation must be made in compliance with Section 13.9(b).  Any attempted assignment or transfer by any party not made in compliance with this Section 13.9(a) shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.9(b).  The parties to this Agreement acknowledge that clause (ii) of this Section 13.9(a) relates only to absolute assignments and this Section 13.9(a) does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by Lender of all or any portion of its rights under this Agreement and Note to a Federal Reserve Lender or (y) if Lender is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and the Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.9(c).  Any assignee of the rights to any Revolving Loan or the Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Revolving Loan, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Revolving Loan.

(b)                                 Participations.

(i)                                     Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Loan owing to Lender, the Note, any Commitment of Lender or any other interest of Lender under the Loan Documents.  In the event of any such sale by Lender of participating interests to a Participant, Lender’s obligations under the Loan Documents shall remain unchanged, Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, Lender shall remain the owner of its Revolving Loans and the holder of the Note, all amounts payable by Borrowers under this Agreement shall be determined as if Lender had not sold such participating interests, and Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under the Loan Documents.

(ii)                                  Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents.

(iii)                               Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 13.4 with respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as if were Lender under the Loan Documents; provided, that Lender shall retain the right of setoff provided in Section 13.4 with respect to the amount of participating interests sold to each Participant.  Lender agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 13.4, agrees to share with Lender, any amount received pursuant to the exercise of its right of setoff.  If Lender or any Participant shall at any time receive any payment of all or part of the amounts owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or received by Lender or any other Participant, if any, with respect to Lender’s or such other Participant’s amounts owing to it, or interest thereon, Lender or such Participant shall purchase for cash from Lender and the other Participants, as appropriate, a participating interest in such portion of Lender’s or each such other Participant’s amounts owing to it, or shall provide Lender or such other Participants, as applicable, with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause Lender or such Participant to share the excess payment or benefits of such collateral or proceeds ratably with Lender and each other Participant; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from Lender or such Participant, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrowers agree that any Participant so purchasing a participation from a Lender pursuant to this Section 13.9 may, to the fullest extent permitted by Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Participant were the direct creditor of Borrowers in the amount of such participation.

(iv)                              Borrowers further agree that each Participant shall be entitled to the yield protection provisions contained in Article XII to the same extent as if it were Lender and had acquired its interest by assignment pursuant to Section 13.9(c); provided, that (A) a Participant shall not be entitled to receive any greater payment under Article XII than that that would be attributable to the participating interest sold to such Participant would have received had Lender retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of Borrowers, and (B) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 12.6 to the same extent as if it were a Lender.

(c)                                  Assignments.

(i)                                     Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  The parties to such assignment shall execute and deliver an Assignment and Acceptance Agreement.  Each such assignment with respect to a Purchaser which is not an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Revolving Loans of Lender or (unless each Borrower otherwise consents) be in an aggregate amount not less than $100,000.  The amount of the assignment shall be based on the Commitment or outstanding Revolving Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Effective Date,” if the “Effective Date” is specified in the Assignment and Acceptance Agreement.

(ii)                                  The consent of Borrowers shall be required prior to an assignment becoming effective unless Purchaser is an Affiliate of a Lender or an Approved Fund, provided that the consent of Borrowers shall not be required if a Default has occurred and is continuing.  Any consent required under this Section 13.9(c)(ii) shall not be unreasonably withheld or delayed.

(iii)                               Such assignment shall become effective on the effective date specified in such Assignment and Acceptance Agreement.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of Lender and shall have all the rights and obligations of Lender under the Loan Documents proportionate to its Commitment, to the same extent as if it were an original party thereto, and Lender shall be released with respect to the Commitment and Revolving Loans assigned to such Purchaser without any further consent or action by Borrowers or Lender.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Section 13.9(c) shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations in accordance with Section 13.9(b).  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.9(c), Lender and Borrowers shall make appropriate arrangements so that (as applicable) a new Note or, as appropriate, a replacement Note is issued to Lender and (as applicable) a new Note is issued to the Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d)                                 Dissemination of Information.  Borrowers authorize Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (“Transferee”) and any prospective Transferee any and all information in Lender’s possession concerning the creditworthiness of each Borrower and its Subsidiaries, including, without limitation, any information contained in any financial reports; provided, that, each Transferee and prospective Transferee agrees to be bound by Section 13.16 of this Agreement.

(e)                                  Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee that is not incorporated under the laws of the United States or any State thereof, Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 12.6(d).

Section 13.10                     COLORADO LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY PROPERTY INTENDED AS SECURITY FOR THE OBLIGATIONS IS LOCATED NECESSARILY GOVERN (A) THE PERFECTION AND PRIORITY OF THE LIENS IN FAVOR OF LENDER WITH RESPECT TO SUCH PROPERTY, AND (B) THE EXERCISE OF ANY REMEDIES (INCLUDING FORECLOSURE) WITH RESPECT TO SUCH PROPERTY.

Section 13.11                     Consent to Jurisdiction; Waiver of Immunities.

(a)                                 Each Borrower hereby irrevocably submits to the jurisdiction of any Colorado State or Federal court sitting in the District of Colorado over any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, and such Borrower hereby irrevocably agrees that all claims with respect to such action or proceeding may be heard and determined in such Colorado State or Federal court.  Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the delivery by Federal Express or other nationally recognized overnight delivery service of copies of such process to such Person at its address specified in Section 13.1.  Each Borrower agrees that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Nothing in this Section 13.11 shall affect any right of Lender to serve legal process in any other manner permitted by Law or affect the right of Lender to bring any action or proceeding against any Credit Party or their properties in the courts of any other jurisdictions.

(c)                                  To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

Section 13.12                     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Subject to the terms and conditions herein set forth, this Agreement shall become effective when Lender shall have received counterparts hereof signed by the parties hereto.

Section 13.13                     No Third Party Beneficiaries.  Except for the provisions hereof inuring to the benefit of Agents not a party to this Agreement, it is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than third party beneficiaries permitted pursuant to Section 13.9.

Section 13.14                     COMPLETE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG LENDER AND THE CREDIT PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF LENDER AND THE CREDIT PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG LENDER AND THE CREDIT PARTIES.

Section 13.15                     WAIVER OF JURY TRIAL.  EACH BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.16                     Confidentiality. Lender agrees to keep confidential any information furnished or made available to it by Borrowers pursuant to this Agreement that is marked confidential; provided, that nothing herein shall prevent Lender from disclosing such information (a) to any Affiliate of Lender, or any officer, director, employee, agent, or advisor of Lender or any Affiliate of Lender, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any Law, rule or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to Lender other than as a result of a disclosure by Lender prohibited by this Agreement, (g) in connection with any litigation to which Lender or any of its Affiliates may be a party relating to the Obligations or any Loan Document, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this Section 13.16, to any actual or proposed participant or assignee.

Section 13.17                     USA Patriot Act.  Lender hereby notifies Borrowers that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Lender to identify Borrowers in accordance with the Patriot Act.

Section 13.18                     Joint and Several Liability.

(a)                                 All of the obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several.

(b)                                 Each Borrower agrees that Lender shall not have any responsibility to inquire into the apportionment, allocation or disposition of any borrowing as among the Borrowers.

(c)                                  Each Borrower hereby waives, with respect to itself and its obligations hereunder, any right (except as shall be required by applicable statute and cannot be waived) to require Lender to (i) proceed against any other Borrower or any other Person, (ii) proceed against or exhaust any security held from any other Borrower or any other Person or (iii) pursue any other remedy in Lender’s power whatsoever.  Each Borrower hereby waives any defense based on or arising out of any defense of any other Borrower or any other Person other than payment in full of the Obligations, including any defense based on or arising out of the disability of any other Borrower or any other Person, or the enforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Obligations.  Subject to the terms of this Agreement and the other Loan Documents, Lender may, at its election, foreclose on any security held by Lender by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy Lender may have against any other Borrower or any other Person, or any security, without affecting or impairing in any way the liability of either Borrower hereunder except to the extent the Obligations have been paid in full.  Each Borrower waives all rights and defenses arising out of any such election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed any of such Borrower’s or any other Borrower’s rights of subrogation and reimbursement against any other Borrower.

(d)                                 Each Borrower waives any defense, right of set-off, claim or counterclaim whatsoever and any and all other rights, benefits, protections and other defenses available to it now or at any time hereafter.

(e)                                  Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property.  This means, among other things:

(i)                                     Lender may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by such Borrower or any other Borrower.

(ii)                                  If Lender forecloses on any real property collateral pledged by such Borrower or any other Borrower:

1)                                     the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

2)                                     Lender may collect from each Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from any other Borrower.

(f)                                   This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because such Borrower’s debt is secured by real property.

(g)                                  Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the principal.

(h)           Each Borrower assumes all responsibility for being and keeping itself informed of each other Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Borrower assumes and incurs under any Loan Document, and agrees that Lender shall have no duty to advise such Borrower or any other Borrower of information known to Lender regarding such circumstances or risks.

[Signature Pages Follow]

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

CREDO PETROLEUM CORPORATION AND UNITED OIL CORPORATION,

AS BORROWERS,

AND

BOKF, N.A., A NATIONAL BANKING ASSOCIATION,

D/B/A BANK OF OKLAHOMA,

AS LENDER

The parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers on the day and year first above written.

BORROWERS:

CREDO PETROLEUM CORPORATION,
a Delaware corporation

By:	/s/ Michael D. Davis
Michael D. Davis
Chief Operating Officer and Chief Executive Officer

UNITED OIL CORPORATION,
an Oklahoma corporation

By:	/s/ Michael D. Davis
Michael D. Davis
Chief Operating Officer and Chief Executive Officer

Address for Notices:

c/o Credo Petroleum Corporation
1801 Broadway, Suite 900
Denver, CO 80202
Facsimile: (303) 297-2204

[Credit Agreement Borrowers Signature Page]

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

CREDO PETROLEUM CORPORATION AND UNITED OIL CORPORATION,

AS BORROWERS,

AND

BOKF, N.A., A NATIONAL BANKING ASSOCIATION,

D/B/A BANK OF OKLAHOMA,

AS LENDER

LENDER:

BOKF, N.A., A NATIONAL BANKING ASSOCIATION,
D/B/A BANK OF OKLAHOMA

By:	/s/ Michael M. Logan
Michael M. Logan
Senior Vice President

Address for Notices:

Bank of Oklahoma
1675 Broadway, Suite 1650
Denver, Colorado 80202
Attention: Michael M. Logan
Facsimile: (303) 864-7349

Address for Payments:

Bank of Oklahoma
Payment Processing Center
P.O. Box 248817
Oklahoma City, Oklahoma 73124-8817

[Credit Agreement Lender Signature Page]